Filed pursuant to Rule 424(b)(2) and 424(b)(7)

Registration Statement No. 333-130044

A filing fee of $30,351.89, calculated in accordance with

Rule 457(r), has been transmitted to the SEC in connection

with the securities offered by means of this prospectus supplement.

Prospectus Supplement to Prospectus dated December 1, 2005

2,750,000 Shares

Everest Re Group, Ltd.

Common Shares

Of the 2,750,000 common shares being sold in this offering, 2,298,000 shares will be newly issued by us and 452,000 shares are already issued and owned by our wholly-owned subsidiary, Everest Reinsurance Holdings, Inc.

Our common shares are listed on the New York Stock Exchange under the symbol “RE”. On November 30, 2005, the last reported sale price of our common shares on the NYSE was $105.12 per share.

See “ Risk Factors” beginning on page 5 of the accompanying prospectus to read about factors you should consider before buying the common shares.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial price to public	$103.15	$283,662,500
Underwriting discount (1)	$0.26	$715,000
Proceeds, before expenses, to Everest Re Group, Ltd.	$102.89	$236,441,220
Proceeds, before expenses, to Everest Reinsurance Holdings, Inc.	$102.89	$46,506,280

(1)	In addition, Wachovia Securities may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers.

Wachovia Capital Markets, LLC expects to deliver the shares against payment in New York, New York on December 7, 2005.

Wachovia Securities

Prospectus Supplement dated December 1, 2005.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of common shares and adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common shares. Generally, when we refer to the “prospectus,” we are referring to both parts combined. You should read this prospectus supplement together with the accompanying prospectus before making a decision to invest in the common shares. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is current only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, references in this prospectus supplement to “we,” “us” and “our” refer to Everest Re Group, Ltd. and its subsidiaries, collectively. References to “Everest Group” refer to Everest Re Group, Ltd. References to “Everest Holdings” refer to Everest Reinsurance Holdings, Inc. References to “Everest Bermuda” refer to Everest Reinsurance (Bermuda), Ltd. References to the “common shares” refer to Everest Group’s common shares, par value $0.01 per share. References to “$” are to United States currency, and the terms “United States” and “U.S.” mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the information incorporated by reference in this prospectus supplement may contain forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements are intended to be covered by the safe harbor provisions for forward-looking statements in the federal securities laws. In some cases, you can identify these statements by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “predict,” “potential” and “intend.” You should be aware that these statements and any other forward-looking statements in these documents only reflect expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from expectations. Important factors that could cause actual results to be materially different from expectations include those discussed under the captions “Risk Factors” on page 5 of the accompanying prospectus. We do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will use the net proceeds we receive from the sale of the 2,298,000 newly issued common shares, approximately $236,300,000, for working capital and general corporate purposes. Everest Holdings will use the net proceeds from the sale of the 452,000 common shares sold by it, approximately $46,400,000, for working capital and general corporate purposes. Pending those uses, we and Everest Holdings may invest the net proceeds in accordance with our normal investment policies and practices.

SELLING SHAREHOLDER

Everest Holdings is a wholly-owned subsidiary of Everest Group and acts as the holding company for the subsidiaries of Everest Group in the United States and Canada. Everest Holdings’ principal executive offices are located at 477 Martinsville Road, P.O. Box 830, Liberty Corner, New Jersey 07938-0830, and its telephone number is (908) 604-3000.

Everest Holdings held 452,000 common shares of Everest Group prior to this offering, and is selling all of those shares in this offering.

MATERIAL TAX CONSIDERATIONS

This discussion covers the principal Bermuda and U.S. federal income taxation of Everest Group and the principal Bermuda and U.S. federal income tax consequences of the ownership and disposition of the common shares. Other tax considerations not discussed below may be applicable to a decision to hold or dispose of the common shares. Unless explicitly noted to the contrary, this discussion applies only to investors who are, as defined below, U.S. holders holding the common shares as capital assets. The tax treatment of any particular shareholder may vary depending on that shareholder’s particular tax situation or status. In addition, this discussion is based on current law. Legislative, judicial or administrative changes may be forthcoming that could be retroactive and could affect this discussion. Consequently, you should consult your tax advisors as to the specific tax consequences to you of the ownership and disposition of the common shares, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other applicable tax laws and the effect of any proposed changes in the tax laws.

As used in this discussion, the term “U.S. person” means:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any of its political subdivisions;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	any trust if, and only if, a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

As used in this discussion, the term “U.S. holder” means a U.S. person that holds the common shares as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, referred to as the Code.

This summary of the application of Bermuda and U.S. federal tax laws to Everest Group represents the views of our management as to the application of those laws and does not represent legal opinions of us or our counsel.

Taxation of Everest Group and Its Subsidiaries

Bermuda

Under current Bermuda law, there is no income tax or capital gains tax payable by Everest Group or Everest Bermuda. Everest Group has received an assurance from the Bermuda Minister of Finance under The Exempted Undertakings Tax Protection Act, 1966 of Bermuda that in the event Bermuda enacts any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then that tax will not apply to Everest Group, or to any of its operations or the shares, debentures or other obligations of Everest Group, until March 28, 2016. This assurance will not prevent the application of any of those taxes to persons ordinarily resident in Bermuda or the imposition of any tax payable in accordance with the provisions of The Land Tax Act 1967 of Bermuda or otherwise payable in relation to any property leased to Everest Group. Everest Bermuda has obtained a similar assurance from the Minister of Finance. Everest Group and its Bermuda-domiciled subsidiaries currently pay annual Bermuda government fees totaling $47,335 and Everest Group’s Bermuda-domiciled insurers currently pay annual insurance license fees totaling $18,375. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and various other taxes, directly or indirectly, to the Bermuda government.

United States

In general, a foreign corporation is subject to:

•	U.S. federal income tax at graduated rates on its taxable income that is treated as effectively connected to its conduct of a trade or business within the United States;

•	U.S. branch profits tax on its effectively connected earnings and profits deemed repatriated out of the United States; and

•	U.S. withholding tax on interest, dividends and other similar types of U.S. source income not effectively connected with a U.S. trade or business.

In addition, the United States imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States.

Corporate Income Tax and Branch Profits Tax

We believe that Everest Group, apart from its U.S. subsidiaries which are fully subject to U.S. federal income tax, should not be subject to material amounts of additional U.S. federal income tax on its non-U.S. operations, other than withholding tax on U.S. source dividend income. However, if Everest Group were subject to U.S. federal income tax, it would be taxed at regular corporate rates on all of its income that is effectively connected with the conduct of its U.S. business and may also be subject to the branch profits tax. Absent the benefit of the U.S.-Bermuda tax treaty, the same would apply to Everest Bermuda if it were subject to U.S. federal income tax. The corporate income tax, if imposed, would be computed in a manner generally analogous to that applied to the income of a domestic corporation, except that a foreign corporation is allowed deductions and credits only if it files a U.S. income tax return. Therefore, Everest Group and Everest Bermuda file protective U.S. income tax returns on a timely basis in order to preserve their right to claim tax deductions and credits if either company subsequently is determined to be subject to U.S. tax on a net basis. The branch profits tax is imposed each year on a corporation’s effectively connected earnings and profits, with some adjustments, deemed repatriated out of the United States, which in Everest Group’s or Everest Bermuda’s case could subject all of its net profits to U.S. federal income tax. The highest marginal federal income tax rates currently are 35% for a corporation’s effectively connected income and 30% for the branch profits tax, resulting in an effective maximum U.S. federal income tax rate of 54.5%.

The determination of whether activities constitute being engaged in the conduct of a trade or business and whether income is effectively connected to a U.S. trade or business is essentially factual in nature. There are no definitive standards provided by the Code, regulations or court decisions. As a result, the IRS could contend that Everest Bermuda is engaged in the conduct of a trade or business in the United States and/or that Everest Group has material amounts of income effectively connected to the conduct of a trade or business in the United States. Any income of Everest Bermuda or Everest Group effectively connected to the conduct of trade or business in the United States would be subject to corporate income tax and possibly the U.S. branch profits tax.

The United States and Bermuda have entered into a tax treaty, which provides some relief from U.S. income tax on effectively connected income and the U.S. branch profits tax for some insurance enterprises. Under the treaty, business profits earned by an operating insurance company that is a resident of Bermuda, such as Everest Bermuda, may be taxed in the United States only if those profits are attributable to the conduct of a trade or business carried on through a permanent establishment in the United States. For purposes of the U.S.-Bermuda tax treaty, a permanent establishment generally is defined to include a branch, office or other fixed place of business through which the business of the enterprise is carried on, or an agent of dependent status that has, and habitually exercises in the United States, authority to conclude contracts in the name of the corporation. An insurance enterprise resident in Bermuda will be entitled to the benefits of the treaty only if its stock is traded in the public market or Bermuda residents or U.S. citizens or residents own more than 50% of its equity and the enterprise does not use its income in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet liabilities to, persons who are not Bermuda residents or U.S. citizens or residents.

It is uncertain whether Everest Bermuda is entitled to relief under the permanent establishment provisions of the treaty because it is the subsidiary of a publicly-traded company rather than a publicly-traded company itself. No regulations interpreting the treaty have been issued. As a result, the IRS could contend that Everest Bermuda is not entitled to the benefits of the treaty.

Even if Everest Bermuda is entitled to the benefits of the treaty, the determination of whether a permanent establishment in the United States exists is essentially factual in nature. As a result, the IRS could contend that Everest Bermuda has a permanent establishment in the United States and is subject to U.S. federal income tax as well as the branch profits tax. See “Risk Factors—Everest Group and/or Everest Bermuda may be subject to U.S. corporate income tax, which would reduce our net income” on page 16 of the accompanying prospectus. If Everest Bermuda is entitled to the benefits of the treaty and has a U.S. permanent establishment, it would be taxed at regular corporate rates on all of its income that is attributable to its U.S. permanent establishment. It could also be subject to the branch profits tax on that income. If Everest Bermuda qualified for treaty benefits and did not have a permanent establishment in the U.S. but was nonetheless found to be engaged in business in the United States, there is an argument that its premium income would be exempt from U.S. tax but that its investment income effectively connected with its U.S. business would be subject to U.S. income taxes on a net basis, and that the branch profits tax may be applicable to that investment income.

Withholding Tax

Foreign corporations are subject to U.S. income tax on specified “fixed or determinable annual or periodical gains, profits and income” derived from sources within the United States, such as dividends and some interest on investments. This tax generally is imposed at a rate of 30% on the gross income subject to the tax. The tax is eliminated with respect to some types of U.S. source income, such as portfolio interest, and with respect to income that is effectively connected with the foreign corporation’s conduct of a U.S. trade or business.

The rate of withholding tax may be reduced by applicable treaties. The U.S.-Bermuda tax treaty, the benefits of which Everest Bermuda may be entitled to, contains no provision reducing the rate of withholding tax.

Insurance Excise Tax

The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rates of tax applicable to premiums paid to Everest Bermuda are 4% for direct casualty insurance and indemnity bonds and 1% for reinsurance premiums and direct insurance of life, sickness and accident policies and annuity contracts.

Taxation of Shareholders

Bermuda Taxation

Currently there is no Bermuda withholding tax on dividends paid by Everest Group.

United States Taxation of Shareholders

Taxation of Dividends. Generally, cash distributions made on the common shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of Everest Group. U.S. holders generally will be subject to U.S. federal income tax on the receipt of those dividends. If you are a noncorporate U.S. holder, dividends paid to you in taxable years beginning before January 1, 2009 that constitute qualified dividend income will be taxable to you at a maximum tax rate of 15% provided that you hold the common shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Dividends we pay with respect to the common shares generally will be qualified dividend income provided that, in the year that you receive the dividend, the common shares are readily tradable on an established securities market in the United States. However, those dividends generally will not be eligible for the dividends received deduction. To the extent that a distribution exceeds earnings and profits, it will be treated first as a return of the U.S. holder’s basis to the extent of that basis, and then as gain from the sale of a capital asset. Except for backup withholding, which is discussed below, dividends paid by Everest Group will not be subject to U.S. withholding tax.

Possible Classification of Everest Group or Everest Bermuda as a Controlled Foreign Corporation, or CFC. Under Section 951(a) of the Code, if a foreign corporation, such as Everest Group or Everest Bermuda, meets the definition of a CFC for an uninterrupted period of 30 days or more during any taxable year, then each shareholder who meets the definition of a “U.S. 10% shareholder” of that corporation on the last day of that taxable year must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income” for that year, even if the subpart F income is not distributed to the shareholder. In addition, the U.S. 10% shareholders of a CFC may be deemed to receive taxable distributions to the extent the CFC invests its earnings in specified types of U.S. property. All of Everest Group’s and Everest Bermuda’s income is expected to be subpart F income.

“Subpart F income” includes:

•	“foreign personal holding company income,” such as interest, dividends and other types of passive investment income; and

•	“insurance income,” which is defined to include any income, including underwriting and investment income, that is attributable to the issuing or reinsuring of any insurance or annuity contract that would be taxed under the insurance company provisions of the Code if that income were the income of a domestic insurance company.

“Subpart F income” does not include:

•	any income from sources within the United States that is effectively connected with the conduct of a trade or business within the United States and not exempted or subject to a reduced rate of tax by applicable treaty;

•	some income subject to high foreign taxes; and

•	“exempt insurance income” derived in tax years beginning prior to January 1, 2002 by a “qualifying insurance company” as defined in Section 953(e) of the Code.

Under Section 951(b) of the Code, the definition of “U.S. shareholder” includes any U.S. person who directly, indirectly or by attribution owns 10% or more of the total combined voting power of all classes of stock of a foreign corporation. Shares of Everest Bermuda held indirectly by U.S. persons through Everest

Group will be treated as held by U.S. persons for purposes of determining the 10% shareholders of Everest Bermuda. A U.S. person will be treated as owning indirectly a proportion of the shares of Everest Bermuda corresponding to the ratio that the value of the common shares owned by that person bears to the value of all the issued and outstanding share capital of Everest Group.

In general, a foreign corporation is treated as a CFC only if its U.S. 10% shareholders collectively own more than 50% of the total combined voting power or total value of the corporation’s stock on any day. However, for purposes of taking subpart F income into account, a foreign insurance company will be treated as a CFC if more than 25% of the total combined voting power or total value of its stock is owned by U.S. 10% shareholders and other conditions that are expected to be met apply.

Everest Group’s bye-laws include provisions that are intended to limit the ownership of the common shares to levels that will not subject shareholders to these provisions. Based on these bye-laws, we believe that neither Everest Group nor Everest Bermuda should be a CFC and that Everest Group shareholders should not be subject to these provisions. However, Everest Group or Everest Bermuda could in the future become a CFC and these provisions could apply. See “Description of our Capital Stock—Common Shares” on page 19 of the accompanying prospectus.

RPII Companies. A different definition of “controlled foreign corporation” applies in the case of a foreign corporation that earns gross related person insurance income, often called RPII. Section 953(c)(2) of the Code defines RPII as any “insurance income,” as defined in the bullet point above, derived from the direct or indirect insurance or reinsurance of the risk of any U.S. taxpayer who owns, directly or indirectly through foreign entities, any shares of the foreign insurance company or of any “related person” to a U.S. taxpayer meeting that definition. Everest Bermuda generally will be treated as a CFC if its “RPII shareholders” directly, indirectly or by attribution own 25% or more of the value or voting power of its share capital on any day during a taxable year. If Everest Bermuda is a CFC for an uninterrupted period of at least 30 days during any taxable year under these special RPII rules and no exception applies, each RPII shareholder of Everest Bermuda on the last day of Everest Bermuda’s taxable year will be required to include in its gross income for U.S. federal income tax purposes its pro rata share of the RPII for the entire taxable year, determined as if all the RPII were distributed proportionately only to those RPII shareholders at that date, but limited by Everest Bermuda’s current-year earnings and profits and reduced by the RPII shareholder’s share, if any, of prior-year deficits in earnings and profits. For this purpose, the term “RPII shareholder” generally includes all U.S. persons who directly, indirectly or by attribution own any amount, not just 10% or more, of the common shares, and the term “related person” generally means someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons that control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock, applying constructive ownership principles.

RPII Exceptions. The special RPII rules do not apply if direct and indirect insureds and persons related to those insureds, whether or not U.S. persons, are treated at all times during the taxable year as owning, directly, indirectly or by attribution, less than 20% of the voting power and less than 20% of the value of the stock of Everest Bermuda. This is often called the RPII 20% ownership exception. The special RPII rules also do not apply if the RPII of Everest Bermuda, determined on a gross basis, is less than 20% of Everest Bermuda’s gross insurance income for the taxable year. This is often called the RPII 20% gross income exception. Everest Group intends to operate Everest Bermuda in a way which qualifies for one or both of these exceptions. However, there can be no assurance that it will always so qualify.

Computation of RPII. In order to determine how much RPII Everest Bermuda has earned in each taxable year, Everest Group obtains and relies upon information from Everest Bermuda’s insureds to determine whether any of the insureds or persons related to them own common shares and are U.S. persons. Everest Group is not always able to determine whether any of the underlying insureds of the insurance companies to which Everest Bermuda provides insurance or reinsurance are RPII shareholders or related persons to RPII shareholders. Consequently, Everest Group may not be able to determine accurately the gross amount of RPII earned by Everest Bermuda in a given taxable year. For any year in which Everest Group determines that gross RPII is 20% or more of Everest Bermuda’s gross insurance income, Everest Group may also seek information from its shareholders as to whether direct or indirect owners of common shares at the end of the year are U.S. persons so that the RPII may be determined and apportioned among those persons. In addition, if neither of the RPII exemptions is available, Everest Group will inform all shareholders of the amount of RPII per share and that RPII shareholders are obligated to file a return reporting those amounts. To the extent that Everest Group is unable to determine whether a direct or indirect owner of common shares is a U.S. person Everest Group may assume that the owner is not a U.S. person for the purpose of allocating RPII, thereby increasing the per share RPII amount for all RPII shareholders.

Apportionment of RPII to RPII Shareholders. The amount of RPII includible in the income of a RPII shareholder is based on the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses. Every U.S. person who directly, indirectly or by attribution owns common shares on the last day of any taxable year of Everest Bermuda in which Everest Bermuda does not qualify for either the RPII 20% ownership exception or the RPII 20% gross income exception should expect that for that year it will be required to include in gross income its share of Everest Bermuda’s RPII for the entire year, whether or not distributed, even though it may not have owned the shares for the entire year. A U.S. person who owns common shares during the taxable year but not on the last day of the taxable year, which would normally be December 31, is not required to include in gross income any part of Everest Bermuda’s RPII. The amount of RPII allocable to each U.S. holder of common shares who is required to include RPII of Everest Bermuda in income for a given taxable year normally will bear the same ratio to the total RPII of Everest Bermuda for that taxable year as the number of common shares owned by that U.S. holder bears to the aggregate number of common shares owned by all U.S. holders. If Everest Bermuda has RPII and Everest Group makes a distribution of that RPII to a U.S. holder with respect to the common shares, those dividends will not be taxable to the extent of any RPII that has been included in the gross income of that U.S. holder for the taxable year in which the distribution was paid or for any prior year.

Basis Adjustments. A RPII shareholder’s tax basis in its common shares will be increased by the amount of any RPII that the shareholder includes in income. The RPII shareholder’s tax basis in its common shares will be reduced by the amount of any distributions that are excluded from income. In general, a RPII shareholder will not be able to exclude from income distributions with respect to RPII that a prior shareholder included in income.

Information Reporting. Every U.S. person who “controls” a foreign corporation by owning directly or by attribution more than 50% of the total combined voting power of all classes of stock of that corporation entitled to vote, or more than 50% of the total value of shares of all classes of stock of that corporation, for an uninterrupted period of 30 days or more during a taxable year of that foreign corporation, must file Form 5471 with its U.S. income tax return. However, the IRS also requires any U.S. person that is treated as a U.S. 10% shareholder or RPII shareholder of a CFC and that owns shares in that CFC directly, indirectly or by attribution to file Form 5471. As a result, if Everest Bermuda’s gross RPII for a taxable year constitutes 20% or more of its gross insurance income for that year, any U.S. person treated as owning any shares of Everest Bermuda directly or indirectly on the last day of that taxable year is a RPII shareholder for purposes of the RPII rules and must file Form 5471. In addition, U.S. persons that own more than 10% in vote or value of the outstanding stock of Everest Group or Everest Bermuda at any time during a taxable year must sometimes file Form 5471 even if neither corporation is a CFC. For any taxable year in which Everest Group determines that Everest Bermuda’s gross RPII constitutes 20% or more of its gross insurance income, Everest Group intends to mail to all shareholders of record, and will make available through the transfer agent with respect to the common shares, Form 5471, completed with information from Everest Group, for attachment to the returns of shareholders. A tax-exempt organization that is treated as a U.S. 10% shareholder or a RPII shareholder for any purpose under subpart F also must file Form 5471 in the circumstances described above. Failure to file Form 5471 may result in penalties.

Dispositions of Common Shares. Subject to the potential application of the “controlled foreign corporation” and “passive foreign investment company” rules, capital gain or loss realized by a U.S. holder on the sale, exchange or other disposition of common shares will be includible in gross income as capital gain or loss in an amount equal to the difference between that holder’s basis in the common shares and the amount realized on the sale, exchange or other disposition. If a U.S. holder’s holding period for the common shares is more than one year, any gain will be subject to the U.S. federal income tax at a current maximum marginal rate of 15% for individuals and 35% for corporations.

Section 1248 of the Code provides that if a U.S. person directly, indirectly or by attribution owns 10% or more of the voting shares of a corporation that is a CFC, any gain from the sale or exchange of the shares may be treated as ordinary income to the extent of the CFC’s earnings and profits during the period that the shareholder held the shares. Section 953(c)(7) of the Code generally provides that Section 1248 also will apply to the sale or exchange of shares by a RPII shareholder in a foreign corporation that earns RPII and is characterized as a CFC under the RPII rules if the foreign corporation would be taxed as an insurance company if it were a domestic corporation, regardless of whether the shareholder is a U.S. 10% shareholder or whether the corporation qualifies for either the RPII 20% ownership exception or the RPII 20% gross income exception. Existing U.S. Treasury Department regulations do not specifically address whether Section 1248 of the Code would apply when a foreign corporation such as Everest Group is not a CFC but the foreign corporation has an insurance company subsidiary such as Everest Bermuda that is a CFC for purposes of requiring U.S. shareholders to take RPII into account.

There is a strong argument that Section 1248 of the Code should not apply to dispositions of common shares because Everest Group does not have any U.S. 10% shareholders and is not directly engaged in the insurance business at the holding company level. However, the IRS may interpret proposed regulations under Section 953 of the Code, or the U.S. Treasury Department may amend the proposed regulations under Section 953 of the Code or other regulations, to provide that Section 1248 will apply to dispositions of shares in a corporation, such as Everest Group, which is engaged in the insurance business indirectly through its subsidiaries.

Passive Foreign Investment Companies. Sections 1291 through 1298 of the Code contain special rules applicable to foreign corporations that are “passive foreign investment companies,” or PFICs. In general, a foreign corporation will be a PFIC if 75% or more of its gross income constitutes “passive income” or 50% or more of its assets produce, or are held for the production of, passive income. If Everest Group meets either the 75% income test or the 50% asset test, unless U.S. shareholders make certain elections, they will be subject to a special tax and an interest charge at the time of the sale of, or receipt of an “excess distribution” with respect to, their shares. In addition, a portion of any gain may be recharacterized as ordinary income. In general, a shareholder receives an “excess distribution” if the amount of the distribution is more than 125% of the average distribution with respect to the stock during the three preceding taxable years or shorter period during which the taxpayer held the stock. In general, the special tax and interest charges are based on the value of the deferral of the taxes that are deemed due during the period the U.S. shareholder owned the shares. The special tax is computed by assuming that the excess distribution or gain with respect to the shares was taxed in equal portions throughout the holder’s period of ownership at the highest marginal tax rate. The interest charge is computed using the applicable rate imposed on underpayments of U.S. federal income tax for that period. In general, if a U.S. shareholder owns stock in a foreign corporation during any taxable year in which that corporation is a PFIC, the stock will generally be treated as stock in a PFIC for all years during which the U.S. shareholder owns that stock. Notwithstanding any election you make with regard to the common shares, dividends that you receive from us will not constitute qualified dividend income to you if we are a PFIC either in the taxable year of the distribution or the preceding taxable year. In addition, a U.S. person that directly or indirectly owns stock of a PFIC is treated as owning a proportionate amount by value of any stock owned by that PFIC. If the PFIC owns shares in another PFIC, the excess distribution rules apply separately to the U.S. person in respect of its interest in that lower-tier PFIC on an indirect basis. Accordingly, if Everest Group is a PFIC, its subsidiaries may be treated as lower-tier PFICs and the U.S. holders of the common shares will be treated as indirect holders of the shares of those subsidiaries.

For the above purposes, the term “passive income” means income of a kind that would be characterized as foreign personal holding company income under Section 954(c) of the Code, and generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions contain an express exception for income “derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business . . .” This insurance company exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income. As a result, to the extent that income is attributable to financial reserves in excess of the reasonable needs of the insurance business, it may be treated as passive income for purposes of the PFIC rules. The PFIC statutory provisions also contain a look-through rule that states that, for purposes of determining whether a foreign corporation is a PFIC, the foreign corporation shall be treated as if it “received directly its proportionate share of the income . . .” and as if it “held its proportionate share of the assets . . .” of any other corporation in which it owns at least 25% of the value of the stock. We believe that Everest Bermuda should be entitled to the insurance company exception and, therefore, that none of its income or assets should be considered to be passive unless Everest Bermuda has assets in excess of the reasonable needs of its business. Under the look-through rule, Everest Group would be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of Everest Bermuda and Everest Group’s other subsidiaries for purposes of determining whether 75% of its income is passive and determining whether 50% of its assets produce passive income. As a result, Everest Group should not be considered a PFIC. However, no final regulations interpreting the substantive PFIC provisions have yet been issued and substantial uncertainty exists with respect to their application or their possible retroactivity. You should consult your tax advisors as to the effects of these rules.

Backup Withholding

Paying agents and custodians located in the United States will be required to report information to the IRS with respect to payments of dividends on the common shares to shareholders or to paying agents or custodians located in the United States. In addition, a holder of common shares may be subject to backup withholding, currently at the rate of 28%, with respect to dividends paid by paying agents and custodians located in the United States, unless the holder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact; or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against a holder’s regular federal income tax liability.

Sales of common shares through brokers by some U.S. persons also may be subject to backup withholding. Sales by corporations, certain tax-exempt entities, individual retirement plans, REITs, some financial institutions and other “exempt recipients” as defined in applicable regulations currently are not subject to backup withholding. You should consult your own tax advisors regarding the possible applicability of the back-up withholding provisions to you.

UNDERWRITING

Everest Group, Everest Holdings and Wachovia Capital Markets, LLC have entered into an underwriting agreement and pricing agreement with respect to the shares being offered. Subject to certain conditions, Wachovia Capital Markets, LLC has agreed to purchase all of the 2,750,000 shares offered hereby.

Shares sold by Wachovia Capital Markets, LLC to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. In addition, Wachovia Capital Markets, LLC may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers. If all the shares are not sold at the initial price to public, Wachovia Capital Markets, LLC may change the offering price and the other selling terms.

Everest Group and Everest Holdings have each agreed with Wachovia Capital Markets, LLC not to offer, sell, contract to sell or otherwise dispose of any of the common shares of Everest Group or securities convertible into, exchangeable for, or that represent the right to receive, common shares of Everest Group during the period from the date of this prospectus supplement continuing through the date 45 days after the date of this prospectus supplement, except with the prior written consent of Wachovia Capital Markets, LLC. This agreement does not apply to any existing employee benefit plans. Certain executive officers of Everest Group will agree with Wachovia Capital Markets, LLC not to offer, sell, contract to sell or otherwise dispose of any of the common shares of Everest Group or securities convertible into, exchangeable for, or that represent the right to receive, such common shares during the period from the date of this prospectus supplement continuing through the date five business days after the date of this prospectus supplement, except with the prior written consent of Wachovia Capital Markets, LLC or pursuant to certain plans entered into prior to the date of this prospectus supplement.

In connection with the offering, Wachovia Capital Markets, LLC may purchase and sell the common shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by Wachovia Capital Markets, LLC of a greater number of shares than it is required to purchase in the offering. Wachovia Capital Markets, LLC will need to close out any short sale by purchasing shares in the open market. Wachovia Capital Markets, LLC is likely to create a short position if it is concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by Wachovia Capital Markets, LLC in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the common shares, and may stabilize, maintain or otherwise affect the market price of the common shares. As a result, the price of the common shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

Wachovia Capital Markets, LLC has represented and agreed that:

•	it has not made or will not make an offer of shares to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (FSA);

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA would not, if we were not an authorized person, apply to us; and

•	it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), Wachovia Capital Markets, LLC has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the securities to the public in Singapore.

The shares have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and Wachovia Capital Markets, LLC has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Wachovia Capital Markets, LLC has acknowledged and agreed that the shares have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law. As part of the offering, Wachovia Capital Markets, LLC may offer securities in Japan to a list of 49 offerees in accordance with the above provisions.

Everest Group and Everest Holdings estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $200,000.

Everest Group and Everest Holdings have agreed to indemnify Wachovia Capital Markets, LLC against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Wachovia Capital Markets, LLC and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and commercial and investment banking and other services for Everest Group and its subsidiaries, for which they received or will receive customary fees and expenses. Certain affiliates of Wachovia Capital Markets, LLC are parties to credit facilities of Everest Holdings and its affiliates.

EXPERTS

The financial statements, financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Conyers Dill & Pearman, Hamilton, Bermuda, will pass upon the validity of the securities issued by Everest Group. Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois, will pass upon other legal matters for us. Sullivan & Cromwell LLP, New York, New York, is United States counsel for the underwriter.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005;

•	our Current Report on Form 8-K filed on May 27, 2005;

•	our Current Report on Form 8-K filed on August 31, 2005 (only with respect to the disclosure pursuant to Items 1.01 and 9.01 and not with respect to the disclosure pursuant to Item 7.01 or the information included in Exhibit 99.1);

•	our Current Report on Form 8-K filed on September 22, 2005;

•	our Current Report on Form 8-K filed on October 6, 2005; and

•	our Current Report on Form 8-K filed on October 12, 2005.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until the completion of the distribution of the common shares offered hereby shall be deemed incorporated by reference and to be a part of this prospectus supplement from the respective dates of filing of those documents.

Upon request, we will provide without charge to each person to whom a copy of this prospectus supplement has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

Everest Global Services, Inc.

477 Martinsville Road

P.O. Box 830

Liberty Corner, New Jersey 07938-0830

Attention: Sanjoy Mukherjee, Esq.

(908) 604-3000

PROSPECTUS

EVEREST RE GROUP, LTD.

Common Shares, Preferred Shares, Debt Securities,

Warrants to Purchase Common or Preferred Shares or Debt Securities,

Share Purchase Contracts and Share Purchase Units

EVEREST REINSURANCE HOLDINGS, INC.

Debt Securities

EVEREST RE CAPITAL TRUST III

Preferred Securities

We may offer and sell from time to time securities in one or more offerings. This prospectus provides you with a general description of the securities we may offer.

Everest Group may offer and sell the following securities:

•	common shares;

•	preferred shares;

•	senior or subordinated debt securities, which may be convertible into common or preferred shares;

•	warrants to purchase common shares, preferred shares or debt securities; and

•	share purchase contracts and share purchase units.

Everest Holdings may offer and sell senior or subordinated debt securities, which may be convertible into Everest Group common or preferred shares and which may be guaranteed by Everest Group.

Everest Capital Trust may offer and sell investment grade preferred securities, which will be guaranteed by Everest Holdings and which may be guaranteed by Everest Group.

Each time that securities are sold using this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add to or update information contained in this prospectus. You should read this prospectus and the supplement carefully before you invest.

The securities may be offered and sold to or through one or more underwriters, dealers or agents or directly to purchasers on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution.

The securities offered by this prospectus involve a high degree of risk. See “ Risk Factors” beginning on page 5 for a discussion of certain factors that you should consider before buying the securities.

Everest Group’s common shares are listed on the New York Stock Exchange under the symbol “RE.” If we decide to list any other of these securities on a national securities exchange upon issuance, the applicable supplement to this prospectus will identify the exchange and the date when we expect trading to begin.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 1, 2005.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, references in this prospectus to “we,” “us” and “our” refer to Everest Re Group, Ltd. and its subsidiaries, collectively. References to “Everest Group” refer to Everest Re Group, Ltd. References to “Everest Holdings” refer to Everest Reinsurance Holdings, Inc. References to “Everest Bermuda” refer to Everest Reinsurance (Bermuda), Ltd. References to “Everest Capital Trust” refer to Everest Re Capital Trust III. References to the “common shares” refer to Everest Group’s common shares, par value $0.01 per share. References to “$” are to United States currency, and the terms “United States” and “U.S.” mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

IF SECURITIES OFFERED HEREBY ARE SOLD BY MEANS OF A FIRM COMMITMENT UNDERWRITING, CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE SECURITIES AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING MADE HEREBY.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus may contain forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements are intended to be covered by the safe harbor provisions for forward-looking statements in the federal securities laws. In some cases, you can identify these statements by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “predict,” “potential” and “intend.” You should be aware that these statements and any other forward-looking statements in these documents only reflect expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from expectations. Important factors that could cause actual results to be materially different from expectations include those discussed under the heading “Risk Factors” on page 5 of this prospectus. We do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

RECENT DEVELOPMENTS

In October 2005, Hurricane Wilma hit the Yucatan Peninsula and Florida. Our estimated losses arising from Hurricane Wilma are $230 million on an after-tax basis. On a pre-tax basis, the estimate includes $140 million relating to losses from Mexican exposures with the remaining $160 million relating to Florida exposures. This loss estimate is based on currently available information derived from our quantitative and qualitative exposure analyses as well as reports from ceding companies. Due to the inherent uncertainties in estimating a loss of this type, actual losses may vary materially from our estimates.

Despite the significant hurricane losses during 2005, we expect year over year growth in our shareholders equity from $3.7 billion at December 31, 2004 to more than $4.0 billion at December 31, 2005.

EVEREST RE GROUP, LTD.

Our principal business, conducted through our operating subsidiaries, is the underwriting of reinsurance and insurance in the United States, Bermuda and international markets. Reinsurance is a form of insurance purchased by an insurance company to indemnify it for all or part of the loss that it may sustain under insurance contracts it has written. Insurance companies purchasing reinsurance are often referred to as ceding companies or reinsureds.

We underwrite reinsurance both through brokers and directly with ceding companies, giving us the flexibility to pursue business regardless of the ceding company’s preferred reinsurance purchasing method. Everest Group’s operating subsidiaries, excluding Mt. McKinley Insurance Company, which is in run-off, and Everest International Reinsurance, Ltd., which has limited business activity, are each rated A+ (“Superior”) by A.M. Best Company, an independent insurance industry rating organization that rates insurance companies on factors of concern to policyholders.

The address of our principal executive offices is Wessex House – 2nd Floor, 45 Reid Street, P. O. Box HM 845, Hamilton, HM DX, Bermuda, and our telephone number is (441) 295-0006.

Our significant operating subsidiaries are:

•	Everest Reinsurance Company, a Delaware insurance company, underwrites property and casualty reinsurance for insurance and reinsurance companies in the United States and international markets.

•	Everest Bermuda, a Bermuda insurance company, writes property and casualty business through its office in Bermuda and a branch in the United Kingdom.

•	Everest National Insurance Company, a Delaware insurance company, which was re-domesticated from Arizona effective November 30, 2005, writes property and casualty insurance in the United States.

•	Everest Indemnity Insurance Company, a Delaware insurance company, engages in the excess and surplus lines insurance business in the United States. Excess and surplus lines insurance is specialty property and liability coverage that an insurer not licensed to write insurance in a particular state is permitted to provide when the specific specialty coverage is unavailable from licensed insurers.

•	Mt. McKinley Insurance Company, formerly known as Gibraltar Casualty Company, a Delaware insurance company, engaged in the excess and surplus lines insurance business in the United States from 1978 to 1985. In 1985, it ceased writing new and renewal insurance, and now its ongoing operations relate to servicing claims arising from its previously written business.

•	Everest Security Insurance Company, a Georgia insurance company, writes property and casualty insurance primarily in Georgia and Alabama.

EVEREST REINSURANCE HOLDINGS, INC.

Everest Holdings was established in 1993 in Delaware to serve as the parent holding company of Everest Reinsurance Company. Until October 6, 1995, Everest Holdings was an indirect, wholly-owned subsidiary of The Prudential Insurance Company of America. On October 6, 1995, The Prudential Insurance Company of America sold its entire interest in Everest Holdings’ shares of common stock in an initial public offering. Effective February 24, 2000, Everest Holdings completed a restructuring whereby Everest Holdings became a wholly-owned subsidiary of Everest Group, and each outstanding share of common stock of Everest Holdings automatically converted into one common share of Everest Group. Everest Holdings continues to act as the holding company for the subsidiaries of Everest Group in the United States and Canada.

Everest Holdings’ principal executive offices are located at 477 Martinsville Road, P.O. Box 830, Liberty Corner, New Jersey 07938-0830, and its telephone number is (908) 604-3000.

EVEREST RE CAPITAL TRUST III

Everest Holdings created Everest Capital Trust as a Delaware statutory trust pursuant to its trust agreement. Everest Holdings will enter into an amended and restated trust agreement, referred to in this prospectus as the trust agreement, for Everest Capital Trust, which will state the terms and conditions for Everest Capital Trust to issue and sell preferred securities and common securities.

Everest Capital Trust exists solely to:

•	issue and sell investment grade preferred securities, representing undivided beneficial interests in the assets of the trust, to the public;

•	issue and sell its common securities, representing undivided beneficial interests in the assets of the trust, to Everest Holdings;

•	use the proceeds from the sale of its preferred and common securities to purchase a series of Everest Holdings’ junior subordinated debt securities;

•	distribute the cash payments it receives from the junior subordinated notes it owns to the holders of the preferred and common securities; and

•	engage in other activities that are necessary or incidental to these purposes.

Everest Holdings will purchase all of the common securities of Everest Capital Trust. The common securities will represent an aggregate liquidation amount equal to at least 3% of the trust’s total capitalization. The preferred securities will represent the remaining 97% of the trust’s total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities. However, if Everest Holdings defaults on the related junior subordinated debt securities, then cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinate in priority of payment to these amounts payable on the preferred securities.

The preferred securities will be guaranteed by Everest Holdings and may be guaranteed by Everest Group as described under the heading “Description of the Trust Preferred Securities Guarantees” on page 43 of this prospectus. Everest Capital Trust is a legally separate entity, and its assets are not available to satisfy the obligations of any other capital trust created by Everest Holdings.

Everest Holdings has appointed five trustees to conduct the business and affairs of Everest Capital Trust:

•	JPMorgan Chase Bank, N.A., as property trustee;

•	Chase Bank USA, National Association, as Delaware trustee; and

•	Three officers of Everest Holdings, as administrative trustees.

Except under specified limited circumstances, only Everest Holdings can remove or replace the trustees.

Everest Holdings will pay all fees and expenses related to Everest Capital Trust and the offering of the preferred securities and will pay all ongoing costs and expenses of Everest Capital Trust, except Everest Capital Trust’s obligations under its preferred and common securities.

Everest Capital Trust does not have separate financial statements. The statements would not be material to holders of the preferred securities because Everest Capital Trust does not have any independent operations and exists solely for the reasons described above. During any financial reporting periods when Everest Capital Trust has preferred securities outstanding, each of Everest Holdings and Everest Group will include in a footnote to the financial statements the following disclosures:

•	Everest Capital Trust is a wholly-owned finance subsidiary of Everest Holdings;

•	Everest Holdings considers that the mechanisms and obligations relating to the trust preferred securities, taken together, constitute a full and unconditional guarantee by Everest Holdings of Everest Capital Trust’s payment obligation with respect to the trust preferred securities; and

•	There are regulatory and contractual restrictions on the ability of Everest Holdings’ operating subsidiaries to transfer funds to Everest Holdings in the form of cash dividends, loans or advances. The insurance laws of the State of Delaware, where Everest Holdings’ direct insurance subsidiaries are domiciled, require regulatory approval before those subsidiaries can pay dividends or make loans or advances to Everest Holdings that exceed specified statutory thresholds. In addition, the terms of Everest Holdings’ credit facility require Everest Re, Everest Holdings’ principal insurance subsidiary, to maintain a certain surplus level. As of December 31, 2004, $1,901.0 million of the $2,565.0 million in net assets of Everest Holdings’ consolidated subsidiaries were subject to these regulatory restrictions.

Everest Capital Trust’s principal executive office is located at 477 Martinsville Road, P.O. Box 830, Liberty Corner, New Jersey 07938-0830, and its telephone number is (908) 604-3000.

RISK FACTORS

You should carefully consider the following risk factors regarding us and our subsidiaries, in addition to the other information provided in this prospectus, before you purchase any securities. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected and the trading price of our securities could decline significantly.

Risks Relating to Our Business

Uncertainty related to estimated losses related to Hurricanes Katrina, Rita and Wilma may have a further material adverse impact on our financial results.

During the third quarter of 2005, there were two large hurricane events, Katrina and Rita, as well as other catastrophe losses, which resulted in significant incurred losses to our company. For the third quarter of 2005, the incurred pre-tax catastrophe losses, net of reinstatement premiums of $48.5 million, were $784.6 million, including $652.7 million related to Hurricane Katrina. Generally, catastrophe reinsurance provides coverage for one event; however, when limits are exhausted, some contractual arrangements provide for the availability of additional coverage upon the payment of additional premium. This additional premium is referred to as reinstatement premium. With respect to Hurricane Katrina, the unprecedented magnitude and nature of the loss, the continuing lack of precise information from ceding companies regarding exposures, the complexities surrounding claim adjusting and settlement activities and the potential related regulatory and legal issues, as well as inflation in repair costs due to the limited availability of labor and materials, all contribute to uncertainty in the loss estimating process.

Our current estimate of losses for Hurricanes Katrina and Rita is based on modeled information, underwriter analysis and judgments, client input and discussion, event modeling and profiling of exposed limits. We expect it will be several months before relative clarity emerges with respect to our ceding companies’ underlying losses. As a result, our losses from Hurricanes Katrina and Rita may ultimately be materially greater than our initial estimated losses. Any future adjustments to our estimated pre-tax catastrophe losses for the third quarter will have an impact on our incurred losses in the quarters during which such adjustments are made, and such impacts could be material.

In late October 2005, during the fourth quarter, Hurricane Wilma hit the Yucatan Peninsula and Florida. Our estimated losses arising from Hurricane Wilma are $230 million on an after-tax basis. On a pre-tax basis, the estimate includes $140 million relating to losses from Mexican exposures with the remaining $160 million relating to Florida exposures.

Our results could be adversely affected by catastrophic events.

Like all property and catastrophe insurance and reinsurance companies, we are exposed to unpredictable catastrophic events, including weather-related and other natural catastrophes, as well as acts of terrorism. Any material reduction in our operating results caused by the occurrence of one or more catastrophes could inhibit our ability to pay dividends or to meet our interest and principal payment obligations. We define a catastrophe as an event that causes a pre-tax loss on property exposures before reinsurance of at least $5.0 million, before corporate level reinsurance and taxes. Effective for the third quarter 2005, industrial risk losses have been excluded from catastrophe losses, with prior periods adjusted for comparison purposes. By way of illustration, during the first nine months of 2005 and the past five calendar years, our pre-tax catastrophe losses, net of contract specific reinsurance but before cessions under corporate reinsurance programs, were as follows:

Calendar year	Pre-tax catastrophe losses
2005 (first nine months)	$887.1 million
2004	$390.0 million
2003	$35.0 million
2002	$30.0 million
2001	$213.7 million
2000	$16.2 million

If our loss reserves are inadequate to meet our actual losses, our net income would be reduced or we could incur a loss.

We are required to maintain reserves to cover our estimated ultimate liability of losses and loss adjustment expenses for both reported and unreported claims incurred. These reserves are only estimates of what we believe the settlement and administration of claims will cost based on facts and circumstances known to us. In setting reserves for our reinsurance liabilities, we rely on claim data supplied by our ceding companies and brokers. This information is not always timely or accurate and can result in inaccurate loss projections. Because of the uncertainties that surround estimating loss reserves and loss adjustment expenses, we cannot be certain that ultimate losses will not exceed these estimates of losses and loss adjustment reserves. If our reserves are insufficient to cover our actual losses and loss adjustment expenses, we would have to augment our reserves and incur a charge to our earnings. These charges could be material. By way of illustration, during the past five calendar years, the reserve re-estimation process affected our net income in the following manner:

Calendar year	Effect on pre-tax net income
2004	$312.0 million decrease
2003	$256.9 million decrease
2002	$140.1 million decrease
2001	no change
2000	$7.8 million decrease

The difficulty in estimating our reserves is increased because our loss reserves include reserves for potential asbestos and environmental liabilities. Asbestos and environmental liabilities are especially hard to estimate for many reasons, including the long waiting periods between exposure and manifestation of any bodily injury or property damage, difficulty in identifying the source of the asbestos or environmental contamination, long reporting delays and difficulty in properly allocating liability for the asbestos or environmental damage. Legal tactics and judicial and legislative developments affecting the scope of insurers’ liability, which can be difficult to predict, also contribute to uncertainties in estimating reserves for asbestos and environmental liabilities.

The failure to accurately assess underwriting risk could reduce our net income or result in a net loss.

Our success depends on our ability to accurately assess the risks associated with the business on which the risk is retained. If we fail to accurately assess the risks we retain, we may fail to establish adequate premium rates to cover our losses and loss adjustment expenses. This could reduce our net income and even result in a net loss. In addition to the pricing of risks, we also attempt to limit our aggregate exposure to acceptable levels within specific geographical areas. We employ various techniques, including licensed modeling software, to assess our accumulated exposures. We cannot assure you, however, that we will not experience losses from one or more catastrophic events that exceed our modeled projections, perhaps by a substantial amount. Therefore, it is possible that an actual catastrophic event or multiple catastrophic events could have a material adverse effect on our financial condition, results of operations and cash flows. In addition, losses may arise from events or exposures that are not anticipated when the coverage is priced. An example of an unanticipated event is the terrorist attacks on September 11, 2001. Neither the magnitude of loss on a single line of business nor the combined impact on several lines of business from an act of terrorism on such a large scale was contemplated when we priced our coverages. In addition to unanticipated events, we also face the unanticipated expansion of our exposures, particularly in our long-tail liability lines. An example of this is the ongoing expansion of the scope of insurers’ legal liability for asbestos and environmental exposures discussed above.

Decreases in pricing for property and casualty reinsurance and insurance could reduce our net income.

We write primarily property and casualty reinsurance and insurance. The worldwide reinsurance and insurance businesses are highly competitive, yet cyclical by product and market. These cycles, as well as other business, economic and societal trends that influence aggregate supply and demand for property and casualty insurance and reinsurance products, are outside of our control.

In 2004 and 2005, the favorable market conditions that had developed from 2000 through 2003 generally weakened. Pricing for most property and casualty classes declined modestly. Competition increased modestly as well, in part due to the relative profitability achieved by many reinsurers from 2002 through 2004, the attendant buildup of capital by these market participants and growing pressures to effectively redeploy this capital. However, this profitability and capital buildup varied significantly by market participant, reflecting the fact that the industry was impacted by significant catastrophe losses in the second half of 2004 and generally still remained exposed to fundamental issues that had negatively impacted its aggregate capacity in 2002 and 2003, including weak investment market conditions and adverse loss emergence. All of these factors had tended to depress the industry’s aggregate financial performance and perceptions of financial strength of industry participants during this period. The cumulative market softening to date has not yet offset the market strengthening that occurred from 2001 through 2003 and that the rate of change, even prior to the catastrophe events this year, was subject to moderating influence arising from market participants’ refinement of their strategies for capital utilization and avoiding the excesses of past market cycles.

With the catastrophe loss experience of the third quarter of 2005, which included the industry’s single largest loss event ever, Hurricane Katrina, as well as other lesser but still significant catastrophe events, many participants in worldwide insurance and reinsurance markets, including us, saw their financial results impacted adversely. The impact of these depressed results on existing trends is difficult to predict. We believe that the scope and scale of industry losses will lead to a fairly immediate and significant tightening of industry conditions, which, although most focused on catastrophe business impacted by the third quarter catastrophe events, will likely extend in differing degrees to virtually all worldwide property and casualty classes. This view is based on our assessment that the character and magnitude of the third quarter events will inevitably increase both the capital required to support our business and the returns appropriate to that capital. This assessment also recognizes the likelihood that regulators and rating agencies may tighten capital adequacy criteria raising the expected capitalization level for many industry participants. Alternatively, it is possible that the existing capital strength of industry participants, in part reflecting favorable financial performance from 2002 through 2004, supplemented by capital raising activities since Hurricane Katrina, by both existing industry participants and potential new entrants, will be sufficient to support the industry’s aggregate exposures without requiring significant price increases or any fundamental changes in the pricing of industry products, which could have a material and adverse effect on our future prospects for growth and profitability.

If rating agencies downgrade their ratings of our insurance subsidiaries, our future prospects for growth and profitability could be significantly and adversely affected.

Our insurance company subsidiaries, other than Mt. McKinley Insurance Company, which is in runoff, currently hold an “A+ (“Superior”)” financial strength rating from A.M. Best Company. Everest Reinsurance Company, Everest Bermuda and Everest National Insurance Company hold an “AA– (“Very Strong”)” financial strength rating from Standard & Poor’s Rating Services. Everest Reinsurance Company and Everest Bermuda hold an “Aa3 (“Excellent”)” financial strength rating from Moody’s Investors Service, Inc. Financial strength ratings are used by insurers and reinsurance and insurance intermediaries as an important means of assessing the financial strength and quality of reinsurers. In addition, an unfavorable rating or the lack of a rating of its reinsurers may adversely affect the rating of a company purchasing reinsurance. A downgrade or withdrawal of any of these ratings might adversely affect our ability to market our insurance products and could have a material and adverse effect on our future prospects for growth and profitability.

During the last five years, none of our active subsidiaries has experienced a financial strength rating downgrade. However, we cannot give any assurance that a downgrade will not occur in the future. We note that in the aftermath of Hurricane Katrina, A.M. Best Company and Standard & Poor’s have downgraded or placed on credit watch negative or the equivalent a significant number of other insurance companies. Additionally, we understand that some rating agencies are currently considering modifications to the capital requirements for their insurance company rating methodologies, particularly with respect to property catastrophe exposures. We cannot predict the outcome of that reassessment or its potential impact upon us. Consistent with market practice, much of our treaty reinsurance business allows the ceding company to terminate the contract or seek collateralization of our obligations in the event of a rating downgrade below a certain threshold. The termination provision would generally be triggered only if a rating fell below A.M. Best Company’s A- rating level, which is three levels below Everest Reinsurance Company’s current rating of A+. Everest Reinsurance Company also has more modest exposure to reinsurance contracts that contain provisions for obligatory funding of outstanding liabilities in the event of a rating agency downgrade. That provision would also generally be triggered only if Everest Reinsurance Company’s rating fell below A.M. Best Company’s A- rating level.

Our reinsurers may not satisfy their obligations to us.

We are subject to credit risk with respect to our reinsurers because the transfer of risk to a reinsurer does not relieve us of our liability to the insured. In addition, reinsurers may be unwilling to pay us even though they are able to do so. The failure of one or more of our reinsurers to honor their obligations to us in a timely fashion would impact our cash flow and reduce our net income and could cause us to incur a significant loss.

If we are unable or choose not to purchase reinsurance and transfer risk to reinsurers, our net income could be reduced or we could incur a net loss in the event of unusual loss experience.

We are generally less reliant on the purchase of reinsurance than many of our competitors, in part because of our strategic emphasis on underwriting discipline and management of the cycles inherent in our business. We try to separate our risk taking process from our risk mitigation process in order to avoid developing too great a reliance on reinsurance. Thus, we generally evaluate, underwrite, select and price our products prior to consideration of reinsurance. However, our underwriters generally consider purchasing reinsurance with respect to specific insurance contracts or programs, and our senior management generally considers purchasing reinsurance with respect to our overall operations, where reinsurance is deemed prudent from a risk mitigation perspective or is expected to have a positive cost/benefit relationship. Because we generally purchase reinsurance only when we expect a net benefit, the percentage of business that we reinsure, as indicated below, varies considerably from year to year, depending on our view of the relationship between cost and expected benefit for the contract period.

	2004	2003	2002	2001	2000
Percentage of ceded written premiums to gross written premiums	3.7%	5.6%	7.3%	16.8%	12.0%

Changes in the availability and cost of reinsurance, which are subject to market conditions that are outside of our control, have thus reduced to some extent our ability to use reinsurance to tailor the risks we assume on a contract or program basis or to mitigate or balance exposures across our reinsurance operations. Because we have reduced our level of reinsurance purchases, our net income could be reduced in the event of a large unreinsured event or adverse overall experience.

Our industry is highly competitive and we may not be able to compete successfully in the future.

Our industry is highly competitive and subject to pricing cycles that can be particularly pronounced. We compete in the United States, Bermuda and international reinsurance and insurance markets with numerous international and domestic reinsurance and insurance companies. Our competitors include independent reinsurance and insurance companies, subsidiaries or affiliates of established worldwide insurance companies, reinsurance departments of certain insurance companies and domestic and international underwriting operations, including underwriting syndicates at Lloyd’s. Some of these competitors have greater financial resources than us and have established long-term and continuing business relationships throughout the industry, which can be a significant competitive advantage. In addition, the lack of strong barriers to entry into the reinsurance business and the potential for securitization of reinsurance and insurance risks through capital markets provide additional sources of potential reinsurance and insurance capacity and competition. We may not be able to compete successfully in the future should there be a significant change to the competitive landscape of our industry.

We are dependent on our key personnel.

Our success has been, and will continue to be, dependent on our ability to retain the services of our existing key executive officers and to attract and retain additional qualified personnel in the future. The loss of the services of any key executive officer or the inability to hire and retain other highly qualified personnel in the future could adversely affect our ability to conduct our business. Generally, we consider key executive officers to be those individuals who have the greatest influence in setting overall policy and controlling operations: Chairman and Chief Executive Officer Joseph V. Taranto (age 56), President and Chief Operating Officer Thomas J. Gallagher (age 56), and Executive Vice President and Chief Financial Officer, Stephen L. Limauro (age 54). Of those three officers, we only have an employment contract with Mr. Taranto, which provides for his employment until March 31, 2008. We are not aware that any of these three officers is planning to leave the company or retire in the near future. We do not maintain any key employee insurance on any of our employees.

Special considerations apply to our Bermuda operations. Under Bermuda law, non-Bermudians, other than spouses of Bermudians and individuals holding permanent resident certificates, are not permitted to engage in any gainful occupation in Bermuda without a work permit issued by the Bermuda government. A work permit is only granted or extended if the employer can show that, after a proper public advertisement, no Bermudian, spouse of a Bermudian or individual holding a permanent resident certificate is available who meets the minimum standards for the position. The Bermuda government has announced a policy that places a six-year term limit on individuals with work permits, subject to specified exemptions for persons deemed to be key employees of businesses with a significant physical presence in Bermuda. A list of categories recognized as key occupations has recently been published by the Bermuda government. Businesses may request that holders of posts in such categories be exempted from the term limits on work permits. Currently, all six of our Bermuda-based professional employees who require work permits have been granted permits by the Bermuda government that expire at various times between March 2006 and December 2008. This includes Mark de Saram, the chief executive officer of our Bermuda reinsurance operation. In the event his work permit were not renewed, we could lose his services, thereby adversely affecting our ability to conduct our business in Bermuda until we were able to replace him with an individual in Bermuda who did not require a work permit or who was granted the permit.

The value of our investment portfolio and the investment income we receive from that portfolio could decline as a result of market fluctuations and economic conditions.

A significant portion of our investment portfolio consists of fixed income securities and smaller portions consist of equity securities and other investments. Both the fair market value of these assets and the investment income from these assets fluctuate depending on general economic and market conditions. For example, the fair market value of our fixed income securities generally increases or decreases in an inverse relationship with fluctuations in interest rates. The fair market value of our fixed income securities can also decrease as a result of any downturn in the business cycle that causes the credit quality of those securities to deteriorate. The net investment income that we realize from future investments in fixed income securities will generally increase or decrease with interest rates. Interest rate fluctuations also can cause net investment income from investments that carry prepayment risk, such as mortgage-backed and other asset-backed securities, to differ from the income anticipated from those securities at the time of purchase. In addition, if issuers of individual investments are unable to meet their obligations, investment income will be reduced and realized capital losses may arise. Because all of our securities are classified as available for sale, changes in the market value of our securities are reflected in our financial statements. Similar treatment is not available for liabilities. As a result, a decline in the value of the securities in our portfolio could reduce our net income or cause us to incur a loss. The following table quantifies the portion of Everest Group’s investment portfolio that consists of fixed income securities, equity securities and investments that carry prepayment risk:

Type of Security	As of September 30, 2005 (Dollars in thousands)
Fixed income:
Mortgage-backed securities	1,610,565
Other asset-backed	346,955

Total asset-backed	1,957,520
Other fixed income	8,042,838

Total fixed income	10,000,358
Equity securities	1,158,089
Other invested assets	244,896
Cash and short-term investments	778,507

Total Investments and Cash	$12,181,850

We may experience foreign currency exchange losses.

Our functional currency is the United States dollar. However, we write a portion of our business in currencies other than U.S. dollars. In 2004, we wrote approximately 23.5% of our reinsurance coverages in currencies other than United States dollars. We also maintain a portion of our investment portfolio in investments denominated in currencies other than United States dollars. As of December 31, 2004, Everest Group maintained approximately 10.7% of its investment portfolio in investments denominated in currencies other than U.S. dollars. Consequently, quarterly exchange rate fluctuations may have a material impact on our quarterly net income. During 2004, 2003 and 2002, the impact on our quarterly pre-tax net income from exchange rate fluctuations ranged from a loss of $3.6 million to a gain of $7.8 million.

Risks Relating to Regulation

Insurance laws and regulations restrict our ability to operate and any failure to comply with those laws and regulations could have a material adverse effect on our business.

We are subject to extensive and increasing regulation under U.S., state and foreign insurance laws. These laws limit the amount of dividends that can be paid to us by our operating subsidiaries, impose restrictions on the amount and type of investments that our operating subsidiaries can hold, prescribe solvency, accounting and internal control standards that must be met and maintained and require our operating subsidiaries to maintain reserves. These laws also require disclosure of material intercompany transactions and require prior approval of “extraordinary” transactions. Such “extraordinary” transactions include declaring dividends from operating subsidiaries that exceed statutory thresholds. These laws also generally require approval of changes of control of insurance companies. The application of these laws could affect our liquidity and ability to pay dividends, interest and other payments on our securities, as applicable, and could restrict our ability to expand our business operations through acquisitions of new insurance subsidiaries. In addition, we may not have or maintain all required licenses and approvals or fully comply with the wide variety of applicable laws and regulations or the relevant authority’s interpretation of the laws and regulations. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, the insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or monetarily penalize us. These types of actions could have a material adverse effect on our business. To date, no material fine, penalty or restriction has been imposed on us for failure to comply with any insurance law or regulation.

Regulatory challenges in the United States could adversely affect the ability of Everest Bermuda to conduct business.

Everest Bermuda does not intend to be licensed or admitted as an insurer or reinsurer in any U.S. jurisdiction. Under current law, Everest Bermuda generally will be permitted to reinsure U.S. risks from its office in Bermuda without obtaining those licenses. However, the insurance and reinsurance regulatory framework has become subject to increased scrutiny. In the past, there have been congressional and other initiatives in the United States regarding increased supervision and regulation of the insurance industry, including proposals to supervise and regulate reinsurers domiciled outside the United States. If Everest Bermuda were to become subject to any insurance laws of the United States or any U.S. state at any time in the future, it might be required to post deposits or maintain minimum surplus levels and might be prohibited from engaging in lines of business or from writing some types of policies. Complying with those laws could have a material adverse effect on our ability to conduct business in Bermuda and international markets.

Everest Bermuda may need to be licensed or admitted in additional jurisdictions to develop its business.

As Everest Bermuda’s business develops, it will monitor the need to obtain licenses in jurisdictions other than Bermuda and the U.K., where it has an authorized branch, in order to comply with applicable law or to be able to engage in additional insurance-related activities. In addition, Everest Bermuda may be at a competitive disadvantage in jurisdictions where it is not licensed or does not enjoy an exemption from licensing relative to competitors that are so licensed or exempt from licensing. Everest Bermuda may not be able to obtain any additional licenses that it determines are necessary or desirable. Furthermore, the process of obtaining those licenses is often costly and may take a long time.

Everest Bermuda’s ability to write reinsurance may be severely limited if it is unable to arrange for security to back its reinsurance.

Many jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements without appropriate security. Everest Bermuda’s reinsurance clients typically require it to post a letter of credit or enter into other security arrangements. If Everest Bermuda is unable to obtain or maintain a letter of credit facility on commercially acceptable terms or is unable to arrange for other types of security, its ability to operate its business may be severely limited. If Everest Bermuda defaults on any letter of credit that it obtains, it may be required to prematurely liquidate a substantial portion of its investment portfolio and other assets pledged as collateral.

Risks Relating to this Offering

Because of our holding company structure, our ability to pay dividends, interest and principal is dependent on our receipt of dividends, loan payments and other funds from our subsidiaries.

Everest Group and Everest Holdings are holding companies, whose most significant assets consist of the stock of its operating subsidiaries. As a result, each of Everest Group’s and Everest Holding’s ability to pay dividends, interest or other payments on its securities in the future will depend on the earnings and cash flows of the operating subsidiaries and the ability of the subsidiaries to pay dividends or to advance or repay funds to it. This ability is subject to general economic, financial, competitive, regulatory and other factors beyond our control. Payment of dividends and advances and repayments from some of the operating subsidiaries are regulated by U.S., state and foreign insurance laws and regulatory restrictions, including minimum solvency and liquidity thresholds. Accordingly, the operating subsidiaries may not be able to pay dividends or advance or repay funds to us in the future, which could prevent us from paying dividends, interest or other payments on our securities.

Debt securities and trust preferred securities issued under this prospectus may be subordinate to our existing debt.

The debt securities and trust preferred securities that may be issued under this prospectus are unsecured obligations and may rank junior to our existing debt. As of September 30, 2005, Everest Group had no secured indebtedness outstanding. As of September 30, 2005, Everest Group’s subsidiaries had approximately $12.1 billion of indebtedness and other liabilities, including trust preferred securities and insurance reserves, which would rank structurally senior to debt securities issued by Everest Group. As of September 30, 2005, Everest Holdings had no secured indebtedness outstanding and approximately $449.0 million of unsecured senior indebtedness outstanding, which would rank senior to subordinated debt securities issued by Everest Holdings and trust preferred securities issued by Everest Capital Trust. As of September 30, 2005, Everest Holdings’ subsidiaries had approximately $9.3 billion of indebtedness and other liabilities, excluding trust preferred securities but including insurance reserves, which would rank structurally senior to debt securities issued by Everest Holdings and trust preferred securities issued by Everest Capital Trust.

There may not be an active trading market for the securities sold in this offering.

Depending on which type of securities are offered pursuant to a supplement to this prospectus, there may not be a prior trading market for the securities. In addition, the securities may or may not be listed on a national stock exchange. In either case, an active trading market for the securities may not develop or be sustained following the offering. A lack of liquidity in the trading of the securities could prevent you from selling the securities in the amount and at the time you desire. Additionally, an illiquid trading market for the securities could result in trading prices that are substantially below the value of the principal of and the accrued but unpaid distributions on the securities. Further, the securities may trade at a discount from the initial public offering price of the securities following their original issuance.

Provisions in Everest Group’s bye-laws could have an anti-takeover effect, which could diminish the value of its common shares.

Everest Group’s bye-laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. The effect of these provisions could be to prevent a shareholder from receiving the benefit from any premium over the market price of our common shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of Everest Group’s common shares if they are viewed as discouraging takeover attempts in the future.

For example, Everest Group’s bye-laws contain the following provisions that could have an anti-takeover effect:

•	election of directors is staggered, meaning that the members of only one of three classes of directors are selected each year;

•	shareholders have limited ability to remove directors;

•	the total voting power of any shareholder owning more than 9.9% of the common shares will be reduced to 9.9% of the total voting power of the common shares;

•	the board of directors may decline to register any transfer of common shares if it has reason to believe that the transfer would result in:

•	any person that is not an investment company beneficially owning more than 5.0% of any class of the issued and outstanding share capital of Everest Group;

•	any person holding controlled shares in excess of 9.9% of any class of the issued and outstanding share capital of Everest Group; or

•	any adverse tax, regulatory or legal consequences to Everest Group any of its subsidiaries or any of its shareholders;

•	Everest Group also has the option to redeem or purchase all or part of a shareholder’s common shares to the extent the board of directors determines it is necessary or advisable to avoid or cure any adverse or potential adverse consequences if:

•	any person that is not an investment company beneficially owns more than 5.0% of any class of the issued and outstanding share capital of Everest Group;

•	any person holds controlled shares in excess of 9.9% of any class of the issued and outstanding share capital of Everest Group; or

•	share ownership by any person may result in adverse tax, regulatory or legal consequences to Everest Group, any of its subsidiaries or any other shareholder.

The Board of Directors has indicated that it will apply these bye-law provisions in such manner that “passive institutional investors” will be treated similarly to investment companies. For this purpose, “passive institutional investors” include all persons who are eligible, pursuant to Rule 13d-1(b)(1) under the U.S. Securities Exchange Act of 1934, to file a short-form statement on Schedule 13G, but excluding any insurance company or any parent holding company or control person of an insurance company.

Applicable insurance laws may also have an anti-takeover effect.

Before a person can acquire control of a U.S. insurance company, prior written approval must be obtained from the insurance commissioner of the state where that insurance company is domiciled. Prior to granting approval of an application to acquire control of a domestic insurance company, a state insurance commissioner will consider such factors as the financial strength of the applicant, the integrity and competence of the applicant’s board of directors and executive officers, the acquiror’s plans for changes to the insurance company’s board of directors and executive officers, the acquiror’s plans for the future operations of the insurance company and any anti-competitive results that may arise from the consummation of the acquisition of control. Because any person who acquired control of Everest Group would thereby acquire indirect control of our insurance company subsidiaries in the United States, the insurance change of control laws of Delaware, California and Georgia would apply to such a transaction. This could have the effect of delaying or preventing such a change of control.

Investors in Everest Group may have more difficulty in protecting their interests than investors in a U.S. corporation.

The Companies Act 1981 of Bermuda differs in material respects from the laws applicable to U.S. corporations and their shareholders. The following is a summary of material differences between the Companies Act, as modified in some instances by provisions of Everest Group’s bye-laws, and Delaware corporate law that could make it more difficult for investors in Everest Group to protect their interests than investors in a U.S. corporation. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to Everest Group and its shareholders.

Alternate Directors. Everest Group’s bye-laws provide, as permitted by Bermuda law, that each director may appoint an alternate director, who shall have the power to attend and vote at any meeting of the board of directors or committee at which that director is not personally present and to sign written consents in place of that director. Delaware law does not provide for alternate directors.

Committees of the Board of Directors. Everest Group’s bye-laws provide, as permitted by Bermuda law, that the board of directors may delegate any of its powers to committees that the board appoints, and those committees may consist partly or entirely of non-directors. Delaware law allows the board of directors of a corporation to delegate many of its powers to committees, but those committees may consist only of directors.

Interested Directors. Bermuda law and Everest Group’s bye-laws provide that if a director has a personal interest in a transaction to which the company is also a party and if the director discloses the nature of this personal interest at the first opportunity, either at a meeting of directors or in writing to the directors, then the company will not be able to declare the transaction void solely due to the existence of that personal interest and the director will not be liable to the company for any profit realized from the transaction. In addition, after a director has made the declaration of interest referred to above, he or she is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he or she has an interest, unless disqualified from doing so by the chairman of the relevant board meeting. Under Delaware law, an interested director could be held liable for a transaction in which that director derived an improper personal benefit. Additionally, under Delaware law, a corporation may be able to declare a transaction with an interested director to be void unless one of the following conditions is fulfilled:

•	the material facts as to the interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors;

•	the material facts are disclosed or are known to the shareholders entitled to vote on the transaction and the transaction is specifically approved in good faith by the holders of a majority of the voting shares; or

•	the transaction is fair to the corporation as of the time it is authorized, approved or ratified.

Transactions with Significant Shareholders. As a Bermuda company, Everest Group may enter into business transactions with its significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from Everest Group’s board of directors but without obtaining prior approval from the shareholders. In the case of an amalgamation, in which two or more companies join together and continue as a single company, a resolution of shareholders approved by a majority of at least 75% of the votes cast is required in addition to the approval of the board of directors, except in the case of an amalgamation with and between wholly-owned subsidiaries. If Everest Group was a Delaware corporation, any business combination with an interested shareholder (which, for this purpose, would include mergers and asset sales of greater than 10% of Everest Group’s assets that would otherwise be considered transactions in the ordinary course of business) within a period of three years from the time the person became an interested shareholder would require prior approval from shareholders holding at least 66 2/3% of Everest Group’s outstanding common shares not owned by the interested shareholder, unless the transaction qualified for one of the exemptions in the relevant Delaware statute or Everest Group opted out of the statute. For purposes of the Delaware statute, an “interested shareholder” is generally defined as a person who together with that person’s affiliates and associates owns, or within the previous three years did own, 15% or more of a corporation’s outstanding voting shares.

Takeovers. Under Bermuda law, if an acquiror makes an offer for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares that are the subject of the offer tender their shares, the acquiror may give the nontendering shareholders notice requiring them to transfer their shares on the terms of the offer. Within one month of receiving the notice, dissenting shareholders may apply to the court objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the transfer. The court will be unlikely to do this unless there is evidence of fraud or bad faith or collusion between the acquiror and the tendering shareholders aimed at unfairly forcing out minority shareholders. Under another provision of Bermuda law, the holders of 95% of the shares of a company (the “acquiring shareholders”) may give notice to the remaining shareholders requiring them to sell their shares on the terms described in the notice. Within one month of receiving the notice, dissenting shareholders may apply to the court for an appraisal of their shares. Within one month of the court’s appraisal, the acquiring shareholders are entitled either to acquire all shares involved at the price fixed by the court or cancel the notice given to the remaining shareholders. If shares were acquired under the notice at a price below the court’s appraisal price, the acquiring shareholders must either pay the difference in price or cancel the notice and return the shares thus acquired to the shareholder, who must then refund the purchase price. There are no comparable provisions under Delaware law.

Inspection of Corporate Records. Members of the general public have the right to inspect the public documents of Everest Group available at the office of the Registrar of Companies and Everest Group’s registered office, both in Bermuda. These documents include the memorandum of association, which describes the company’s permitted purposes and powers, any amendments to the memorandum of association and documents relating to any increase or reduction in the company’s authorized share capital. Shareholders of Everest Group have the additional right to inspect the company’s bye-laws, minutes of general meetings of shareholders and audited financial statements that must be presented to the annual general meeting of shareholders. The register of shareholders of Everest Group also is open to inspection by shareholders without charge, and to members of the public for a fee. Everest Group is required to maintain its share register at its registered office in Bermuda. Everest Group also maintains a branch register in the offices of its transfer agent in the United States, which is open for public inspection as required under the Companies Act. Everest Group is required to keep at its registered office a register of its directors and officers that is open for inspection by members of the public without charge. However, Bermuda law does not provide a general right for shareholders to inspect or obtain copies of any other corporate records. Under Delaware law, any shareholder may inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to that person’s interest as a shareholder.

Shareholder’s Suits. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to bring an action in the name of Everest Group to remedy a wrong done to Everest Group where the act complained of is alleged to be beyond the corporate power of Everest Group or illegal or would result in the violation of Everest Group’s memorandum of association or bye-laws. Furthermore, the court would give consideration to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of Everest Group’s shareholders than actually approved it. The winning party in an action of this type generally would be able to recover a portion of attorneys’ fees incurred in connection with the action. Under Delaware law, class actions and derivative actions generally are available to stockholders for breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In these types of actions, the court has discretion to permit the winning party to recover its attorneys’ fees.

Limitation of Liability of Directors and Officers. Everest Group’s bye-laws provide that Everest Group and its shareholders waive all claims or rights of action that they might have, individually or in the right of the company against any director or officer for any act or failure to act in the performance of that director’s or officer’s duties. However, this waiver does not apply to claims or rights of action that arise out of fraud or dishonesty. This waiver may have the effect of barring claims arising under U.S. federal securities laws. Under Delaware law, a corporation may include in its certificate of incorporation provisions limiting the personal liability of its directors to the corporation or its stockholders for monetary damages for many types of breach of fiduciary duty. However, these provisions may not limit liability for any breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, the authorization of unlawful dividends, stock repurchases or stock redemptions, or any transaction from which a director derived an improper personal benefit. Moreover, these provisions would not be likely to bar claims arising under U.S. federal securities laws.

Indemnification of Directors and Officers. Everest Group’s bye-laws provide that Everest Group shall indemnify its directors or officers to the full extent permitted by law against all actions, costs, charges, liabilities, loss, damage or expense incurred or suffered by them by reason of any act done, concurred in or omitted in the conduct of Everest Group’s business or in the discharge of their duties. Under Bermuda law, this indemnification may not extend to any matter involving fraud or dishonesty of which a director or officer may be guilty in relation to the company, as determined in a final judgment or decree not subject to appeal. Under Delaware law, a corporation may indemnify a director or officer who becomes a party to an action, suit or proceeding because of his position as a director or officer if (1) the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (2) if the action or proceeding involves a criminal offense, the director or officer had no reasonable cause to believe his or her conduct was unlawful.

Enforcement of Civil Liabilities. Everest Group is organized under the laws of Bermuda. Some of its directors and officers may reside outside the United States. A substantial portion of our and their assets are or may be located in jurisdictions outside the United States. A person may not be able to effect service of process within the United States on directors and officers of Everest Group and those experts who reside outside the United States. A person also may not be able to recover against them or Everest Group on judgments of U.S. courts or to obtain original judgments against them or Everest Group in Bermuda courts, including judgments predicated upon civil liability provisions of the U.S. federal securities laws.

Dividends. Bermuda law does not allow a company, such as Everest Group, to declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that the company, after the payment is made, would be unable to pay its liabilities as they become due, or that the realizable value of the company’s assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. The share capital account represents the aggregate par value of issued shares, and the share premium account represents the aggregate amount paid for issued shares over and above their par value. Under Delaware law, subject to any restrictions contained in a company’s certificate of incorporation, a company may pay dividends out of the surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Surplus is the amount by which the net assets of a corporation exceed its stated capital. Delaware law also provides that dividends may not be paid out of net profits at any time when stated capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Risks Relating to Taxation

If U.S. tax law changes, our net income may be reduced.

In the last few years, some members of Congress have expressed concern about U.S. corporations that move their place of incorporation to low-tax jurisdictions. Also, some members of Congress have expressed concern over a competitive advantage that foreign-controlled insurers and reinsurers may have over U.S. controlled insurers and reinsurers due to the purchase of reinsurance by U.S. insurers from affiliates operating in some foreign jurisdictions, including Bermuda. Although the existing legislation that increases the U.S. tax burden on so-called “inverting” companies does not apply to Everest Group, Everest Group does not know whether any similar legislation disadvantageous to Everest Group’s Bermuda insurance subsidiaries will ever be enacted into law. If it was enacted, the U.S. tax burden on our Bermuda operations, or on some business ceded from our licensed U.S. insurance subsidiaries to some offshore reinsurers, could increase. This could reduce our net income.

Everest Group and/or Everest Bermuda may be subject to U.S. corporate income tax, which would reduce our net income.

Everest Bermuda. The income of Everest Bermuda is a significant portion of our worldwide income from operations. We have established guidelines for the conduct of our operations that are designed to ensure that Everest Bermuda is not engaged in the conduct of a trade or business in the United States. Based on its compliance with those guidelines, we believe that Everest Bermuda should not be required to pay U.S. corporate income tax, other than withholding tax on U.S. source dividend income. However, if the Internal Revenue Service (“IRS”) successfully contended that Everest Bermuda was engaged in a trade or business in the United States, Everest Bermuda would be required to pay U.S. corporate income tax on any income that is subject to the taxing jurisdiction of the United States, and possibly the U.S. branch profits tax. Even if the IRS successfully contended that Everest Bermuda was engaged in a U.S. trade or business, we believe the U.S.-Bermuda tax treaty would preclude the IRS from taxing Everest Bermuda’s income except to the extent that its income were attributable to a permanent establishment maintained by that subsidiary. We do not believe that Everest Bermuda has a permanent establishment in the United States. If the IRS successfully contended that Everest Bermuda did have income attributable to a permanent establishment in the United States, Everest Bermuda would be subject to U.S. tax on that income.

Everest Group. We conduct our operations in a manner designed to minimize our U.S. tax exposure. Based on our compliance with guidelines designed to ensure that we generate only immaterial amounts, if any, of income that is subject to the taxing jurisdiction of the United States, we believe that we should be required to pay only immaterial amounts, if any, of U.S. corporate income tax, other than withholding tax on U.S. source dividend income. However, if the IRS successfully contended that we had material amounts of income that is subject to the taxing jurisdiction of the United States, we would be required to pay U.S. corporate income tax on that income, and possibly the U.S. branch profits tax. Prior to January 1, 2005, our principal executive offices were located in Barbados and, as a result, even if the IRS had successfully contended that we had material amounts of income that was subject to the taxing jurisdiction of the United States, we believe the U.S.-Barbados tax treaty would have precluded the IRS from taxing our income, except to the extent that our income was attributable to a permanent establishment maintained by us in the United States. Since we moved our principal executive offices out of Barbados as of December 31, 2004 and since the United States and Barbados recently made effective a protocol to the U.S.-Barbados tax treaty that strengthens the limitation of benefits provisions of that treaty, the U.S.-Barbados tax treaty will no longer provide any protection to us. Nevertheless, we do not believe that we have material amounts of income subject to the taxing jurisdiction of the United States. If the IRS successfully contended, however, that we did have income subject to tax in the United States, the imposition of tax on that income would reduce our net income.

If Everest Bermuda became subject to U.S. income tax on its income or if we became subject to U.S. income tax our income could also be subject to the U.S. branch profits tax. In that event, Everest Group and Everest Bermuda would be subject to taxation at a higher combined effective rate than if they were organized as U.S. corporations. The combined effect of the 35% U.S. corporate income tax rate and the 30% branch profits tax rate is a net tax rate of 54.5%. The imposition of these taxes would reduce our net income.

Everest Group and/or Everest Bermuda may become subject to Bermuda tax, which would reduce our net income.

Everest Group and Everest Bermuda currently are not subject to income or capital gains taxes in Bermuda. Both companies have received an assurance from the Bermuda Minister of Finance under The Exempted Undertakings Tax Protection Act 1966 of Bermuda to the effect that if any legislation is enacted in Bermuda that imposes any tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then that tax will not apply to us or to any of our operations or our shares, debentures or other obligations until March 28, 2016. This assurance does not prevent the application of any of those taxes to persons ordinarily resident in Bermuda and does not prevent the imposition of any tax payable in accordance with the provisions of The Land Tax Act 1967 of Bermuda or otherwise payable in relation to any land leased to Everest Group or Everest Bermuda. There are currently no procedures for extending these assurances. As a result, Everest Group and Everest Bermuda could be subject to taxes in Bermuda after March 28, 2016, which could reduce our net income.

Our net income will be reduced if U.S. excise and withholding taxes are increased.

Everest Bermuda is subject to an excise tax on reinsurance and insurance premiums it collects with respect to risks located in the United States. In addition, Everest Bermuda may be subject to withholding tax on dividend income from United States sources. These taxes could increase and other taxes could be imposed in the future on Everest Bermuda’s business, which could reduce our net income.

RATIO OF EARNINGS TO FIXED CHARGES

	Nine Months Ended September 30,		Fiscal Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Everest Group (including interest on annuities) (1)(2)	0.3	8.5	7.3	7.9	5.3	2.5	6.7
Everest Group (excluding interest on annuities) (1) (2)(3)	0.3	9.8	8.2	9.3	6.6	2.9	6.7
Everest Holdings (1)	1.6	5.3	4.0	5.5	4.0	1.6	6.0

(1)	For purposes of determining this ratio, “earnings” consist of consolidated net income before federal income taxes plus fixed charges. “Fixed charges” consist of interest expense on senior and subordinated debt and the revolving credit agreement and that portion of operating leases that are representative of the interest factor.

(2)	For the nine-month period ended September 30, 2005, the amount of additional earnings that would have been required to achieve a one-to-one coverage ratio is approximately $42,072,000.

(3)	Although the ratio excluding interest on annuities is not required or encouraged to be disclosed under applicable SEC rules, it is presented because interest credited to annuity policyholder accounts is not always considered a borrowing cost for an insurance company.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the offered securities will be used for working capital and other general corporate purposes.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a summary of the material provisions of the memorandum of association and bye-laws of Everest Group relating to the common shares and preferred shares. You should refer to the memorandum of association and bye-laws for additional information regarding the common shares and preferred shares. Copies of the memorandum of association and bye-laws are included as exhibits to the registration statement of which this prospectus is a part.

General

Our authorized share capital consists of 200,000,000 common shares, par value $0.01 per share, of which 61,865,650 were outstanding as of November 1, 2005 and 2,567,314 were subject to stock options outstanding as of November 1, 2005 which are, or may become, exercisable into common shares; and 50,000,000 preferred shares, par value $0.01 per share, none of which are currently outstanding. From time to time, Everest Group repurchases its common shares through its subsidiaries.

Common Shares

Our common shares are listed on the New York Stock Exchange under the symbol “RE.” The common shares currently issued and outstanding are fully paid and nonassessable within the meaning of applicable Bermuda law. Our common shares offered by a prospectus supplement, upon issuance against full consideration, will be fully paid and nonassessable within the meaning of applicable Bermuda law.

Under our bye-laws, the holders of common shares have no redemption, conversion or sinking fund rights. In the event of our liquidation, dissolution or winding-up, the holders of common shares are entitled to share equally and ratably in the assets of Everest Group, if any, remaining after the payment of all of our debts and liabilities and the liquidation preference of any outstanding preferred shares. The holders of our common shares will receive such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for the payment of dividends.

The quorum required for a general meeting of shareholders is two or more individuals present in person throughout the meeting and representing in person or by proxy more than 50% of the total number of issued and outstanding shares conferring the right to attend and vote at the meeting. Subject to the voting restrictions set forth below, holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares and do not have any cumulative voting rights. Most matters to be approved by holders of common shares require approval by a simple majority of the votes cast at a meeting at which a quorum is present.

Our board of directors is divided into three classes that are elected for staggered three-year terms. Shareholders may only remove a director for cause at a special meeting of shareholders at which the votes of not less than 50% of the shares entitled to vote are cast in favor of removal. This could make the removal of the incumbent directors of Everest Group more difficult and delay or prevent a change of control that a shareholder might consider in his or her best interest, including a takeover attempt that might result in a premium over the market price for the shares held by shareholders.

Limitation on Voting Rights. If and for as long as the aggregate number of controlled shares, as defined below, of any person exceeds 9.9% of the total voting power of all of the issued and outstanding share capital of Everest Group, each controlled share, regardless of the identity of the registered holder, will confer only a fraction of a vote as determined by the following formula:

    (T–C)

(9.1 × C)

Where:

•	“T” is the aggregate number of votes conferred by all of the issued and outstanding share capital prior to the application of the formula with respect to any particular person, adjusted to take into account any prior reduction taken with respect to any other person as a result of a previous application of the formula.

•	“C” is the number of controlled shares attributable to the person; and

•	“Controlled shares” of any person refers to all shares of the issued and outstanding share capital owned by that person, whether directly, with respect to persons who are U.S. persons, by application of the attribution and constructive ownership rules of sections 958(a) and 958(b) or 544 and 554 of the U.S. Internal Revenue Code of 1986, or beneficially within the meaning of Section 13(d)(3) of the U.S. Securities Exchange Act of 1934.

The formula will be applied successively, starting with the person to whom the largest number of controlled shares is attributable, as many times as may be necessary to ensure that the aggregate number of controlled shares of any person does not exceed 9.9% of the total voting power of all of the issued and outstanding share capital at any time.

The directors retain discretion to make final adjustments to the aggregate number of votes attaching to the shares of any shareholder that they consider fair and reasonable in all the circumstances to ensure that the aggregate number of controlled shares of any person does not exceed 9.9% of the total voting power of Everest Group.

Restrictions on Transfer. Our bye-laws permit our board of directors to decline to register any transfer of common shares if it has reason to believe that the transfer would result in:

•	any person that is not an investment company beneficially owning more than 5.0% of any class of the issued and outstanding share capital of Everest Group,

•	any person holding controlled shares in excess of 9.9% of any class of the issued and outstanding share capital of Everest Group, or

•	any adverse tax, regulatory or legal consequences to Everest Group, any of its subsidiaries or any of its shareholders.

If our board of directors refuses to register a transfer for any reason, we must notify the proposed transferor and transferee within 30 days of such refusal. Our bye-laws also provide that our board of directors may suspend the registration of transfers at any time and for any period that it determines, provided that it may not suspend the registration of transfers for more than 45 days in any period of 365 consecutive days.

We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that while the precise form of the restrictions on transfer contained in the bye-laws is untested, as a matter of general principle, restrictions on transfers are enforceable under Bermuda law and are not uncommon. A proposed transferee will be permitted to dispose of any common shares purchased that violate the restrictions and as to the transfer of which registration is refused. The transferor of those common shares will be deemed to own those common shares for dividend, voting and reporting purposes until a transfer of those common shares has been registered on the shareholder register of Everest Group.

Repurchase Rights. Our bye-laws provide that if the board of directors has reason to believe that

•	any person that is not an investment company beneficially owns more than 5.0% of any class of the issued and outstanding share capital of Everest Group,

•	any person holds controlled shares in excess of 9.9% of any class of the issued and outstanding share capital of Everest Group, or

•	share ownership by any person may result in adverse tax, regulatory or legal consequences to Everest Group, any of its subsidiaries or any other shareholder,

then Everest Group will have the option, but not the obligation, subject to compliance with Bermuda law, to redeem or purchase all or any part of the common shares so held to the extent the board of directors determines it is necessary or advisable to avoid or cure any adverse or potential adverse consequences. The price to be paid for any common shares redeemed or purchased will be the fair market value of those shares, defined as the average of the high and low sale prices of the common shares on the New York Stock Exchange for the last 15 trading days immediately preceding the day on which Everest Group sends a notice of redemption or purchase to the shareholder.

The limitations on voting, restrictions on transfer and repurchase rights described above could have the effect of rendering more difficult or discouraging unsolicited takeover bids from third parties or the removal of incumbent directors of Everest Group.

Information Requirements. Our bye-laws provide that the board of directors may require any shareholder or proposed transferee of shares to certify or otherwise provide to the board of directors complete and accurate information necessary for it to give effect to the limitations on voting, restrictions on transfer and repurchase rights described above. If any shareholder or proposed transferee fails to respond to that request in a timely fashion or if the board of directors has reason to believe that any certification or other information provided is inaccurate or incomplete, the board of directors may decline to approve any transfer to which that request relates or may determine to disregard for all purposes all votes attached to any common shares held by that shareholder.

Transfer Agent. The transfer agent and registrar for our common shares is Computershare Investor Services.

Preferred Shares

Subject to the Companies Act 1981 of Bermuda, the board of directors may establish one or more series of preferred shares having the number of shares, designation, powers, preferences, voting rights, dividend rates, repurchase provisions and other rights, qualifications, limitations or restrictions that may be fixed by the board of directors. The issuance of preferred shares could have the effect of discouraging an attempt to obtain control of Everest Group. The issuance of preferred shares also could adversely affect the voting power of the holders of our common shares, deny shareholders the receipt of a premium on their common shares in the event of a tender or other offer for the common shares and have a depressive effect on the market price of the common shares.

The preferred shares to be offered by a prospectus supplement, upon issuance against full consideration, will be fully paid and non-assessable within the meaning of applicable Bermuda law. The terms of any preferred shares offered by a prospectus supplement will be filed with the SEC on a Form 8-K or by post-effective amendment to the registration statement of which this prospectus is a part.

The applicable prospectus supplement relating to the particular series of preferred shares will describe the specific terms of that series as fixed by the board of directors, including:

•	the offering price at which Everest Group will issue the preferred shares;

•	the title, designation and number of preferred shares;

•	the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to cumulate;

•	any conversion or exchange rights;

•	whether the preferred shares will be subject to repurchase and the repurchase price and other terms and conditions relative to the repurchase rights;

•	any liquidation rights;

•	any sinking fund provisions;

•	any voting rights; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of Everest Group’s memorandum of association and bye-laws.

Bermuda Exchange Control

We have obtained consent for the issue and transfer of our shares to and between non-residents of Bermuda for exchange control purposes from the Bermuda Monetary Authority as required by The Exchange Control Act 1972 of Bermuda and related regulations. This consent is subject to the condition that our common shares be listed on an appointed stock exchange, which includes the New York Stock Exchange. No further permission from the Bermuda Monetary Authority will be required to issue our shares or to transfer our shares between persons regarded as non-resident in Bermuda for exchange control purposes. The issue and transfer of in excess of 20% of our shares involving any persons regarded as resident in Bermuda for exchange control purposes require prior authorization. The Bermuda Monetary Authority also has designated Everest Group as non-resident for exchange control purposes. This designation allows Everest Group to transfer funds in and out of Bermuda and to pay dividends to non-residents of Bermuda who are holders of our shares in currencies other than the Bermuda Dollar. There are no provisions of Bermuda law or our memorandum of association or bye-laws which impose any limitation on the rights of shareholders to hold or vote our shares by reason of their not being residents of Bermuda.

DESCRIPTION OF THE DEBT SECURITIES

Everest Group or Everest Holdings may elect to offer debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Everest Group’s senior debt securities would be issued under a senior indenture between Everest Group and JPMorgan Chase Bank, N.A., as trustee. Everest Group’s subordinated debt securities would be issued under a subordinated indenture between Everest Group and JPMorgan Chase Bank, N.A., as trustee. The Everest Group senior indenture and subordinated indenture have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part. A supplemental indenture containing the particular terms of any debt securities issued by Everest Group will be executed at the time the debt securities are issued and will be filed with the SEC on a Form 8-K, prospectus supplement or by a post-effective amendment to the registration statement of which this prospectus is a part.

Everest Holdings’ senior debt securities would be issued under a senior indenture, dated March 14, 2000, between Everest Holdings and The Chase Manhattan Bank, now known as JPMorgan Chase Bank, N.A., as trustee. Everest Holdings’ subordinated debt securities would be issued under a subordinated indenture, dated November 14, 2002, between Everest Holdings and JPMorgan Chase Bank, N.A., as trustee. The Everest Holdings senior indenture and subordinated indenture have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part. A supplemental indenture containing the particular terms of any debt securities issued by Everest Holdings will be executed at the time the debt securities are issued and will be filed with the SEC on a Form 8-K, prospectus supplement or by a post-effective amendment to the registration statement of which this prospectus is a part.

Everest Group’s senior indenture, Everest Group’s subordinated indenture, Everest Holdings’ senior indenture and Everest Holdings’ subordinated indenture are sometimes referred to in this prospectus collectively as the “indentures” and each, individually, as an “indenture.” Everest Group’s senior indenture and Everest Holdings’ senior indenture are sometimes referred to in this prospectus collectively as the “senior indentures” and each, individually, as a “senior indenture.” Everest Group’s subordinated indenture and Everest Holdings’ subordinated indenture are sometimes referred to in this prospectus collectively as the “subordinated indentures” and each, individually, as a “subordinated indenture.” The indentures have been qualified under the Trust Indenture Act of 1939. The terms of the debt securities will include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act.

The following discussion summarizes the material terms and provisions of the indentures and the related debt securities; however, you should refer to the forms of the indentures and the debt securities for complete information on some of the terms and provisions of the indentures, including definitions of some of the terms used below, and the debt securities. The senior indentures and subordinated indentures are substantially identical to one another, except for specific covenants relating to subordination contained in the subordinated indentures.

General

The indentures provide that the issuer may issue the debt securities thereunder from time to time in one or more series.

Unless otherwise stated in the applicable prospectus supplement and operative documents, senior debt securities will be unsecured obligations of the issuer and will rank equally with all of the issuer’s other unsecured and unsubordinated indebtedness. The senior debt securities will be subordinated in right of payment to all of the issuer’s existing and future secured indebtedness. As a result, in the event of the issuer’s bankruptcy, liquidation or reorganization or upon acceleration of the senior debt securities due to an event of default, the issuer’s assets will be available to pay its obligations on the senior debt securities only after all secured indebtedness has been paid in full in cash or other payment satisfactory to the holders of the secured indebtedness has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the senior debt securities then outstanding. The senior debt securities are also effectively subordinated to the indebtedness and other liabilities of the issuer’s subsidiaries. The senior indentures do not prohibit or limit the incurrence of secured or senior indebtedness or the incurrence of other indebtedness and liabilities by the issuers or their respective subsidiaries. The incurrence of additional senior indebtedness and other liabilities by the issuer or its subsidiaries could adversely affect the issuer’s ability to pay the obligations on any senior debt securities.

Unless otherwise stated in the applicable prospectus supplement and operative documents, subordinated debt securities will be unsecured obligations of the issuer, subordinated in right of payment to the prior payment in full of all secured and senior indebtedness of the issuer, as described below under “Subordination of Subordinated Debt Securities” and in the applicable prospectus supplement. As a result, in the event of the issuer’s bankruptcy, liquidation or reorganization or upon acceleration of the subordinated debt securities due to an event of default, the issuer’s assets will be available to pay its obligations on the subordinated debt securities only after all secured and senior indebtedness has been paid in full in cash or other payment satisfactory to the holders of the secured and senior indebtedness has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the subordinated debt securities then outstanding. The subordinated debt securities are also effectively subordinated to the indebtedness and other liabilities of the issuer’s subsidiaries. The subordinated indentures do not prohibit or limit the incurrence of secured or senior indebtedness or the incurrence of other indebtedness and liabilities by the issuers or their respective subsidiaries. The incurrence of additional senior, secured and subordinated indebtedness and other liabilities by the issuer or its subsidiaries could adversely affect the issuer’s ability to pay the obligations on any subordinated debt securities.

As of September 30, 2005, Everest Group had no secured indebtedness outstanding. As of September 30, 2005, Everest Group’s subsidiaries had approximately $12.1 billion of indebtedness and other liabilities, including insurance reserves and trust preferred securities. As of September 30, 2005, Everest Holdings had no secured indebtedness outstanding and approximately $449.0 million of unsecured senior indebtedness outstanding, which would rank equal in priority with other senior debt securities issued by Everest Holdings. As of September 30, 2005, Everest Holdings’ subsidiaries had approximately $9.3 billion of indebtedness and other liabilities, including insurance reserves and trust preferred securities.

The rights of our creditors, including the holders of Everest Group’s debt securities and the holders of Everest Holdings’ debt securities who are creditors of Everest Group by virtue of any guarantee of the debt securities issued by Everest Holdings, to participate in the distribution of stock owned by us in some of our subsidiaries, including our insurance subsidiaries, may be subject to approval by insurance regulatory authorities having jurisdiction over the subsidiaries. The rights of Everest Holdings’ creditors, including the holders of its debt securities, to participate in the distribution of stock owned by it in some of its subsidiaries, including its insurance subsidiaries, may also be subject to approval by insurance regulatory authorities having jurisdiction over the subsidiaries.

The prospectus supplement relating to the particular debt securities offered by the prospectus supplement will describe the following terms of the offered debt securities:

•	the title of the debt securities;

•	the aggregate principal amount of the debt securities;

•	the price at which the debt securities will be issued;

•	the date or dates, or the method or methods, if any, by which the date or dates will be determined, on which the principal of the debt securities will be payable;

•	the rate or rates at which the debt securities will bear interest, if any, which rate may be zero in the case of some debt securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which

•	the rate or rates will be determined, including, if applicable, any remarketing option or similar method;

•	the date or dates from which interest, if any, will accrue or the method by which the date or dates will be determined, the date or dates on which interest, if any, on the debt securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;

•	any right to extend or defer the interest payment period and the duration of any extension;

•	the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	if other than as set forth in this prospectus, the place or places where the principal of, any premium or interest on or any additional amounts with respect to the debt securities will be payable, and any of the debt securities that may be surrendered for registration of transfer, conversion or exchange;

•	any obligation of the issuer to redeem or purchase the debt securities pursuant to any sinking fund, amortization or other provision and the terms and conditions on which the debt securities may be redeemed or purchased pursuant to any obligation;

•	the terms and conditions, if any, on which the debt securities of the series may be redeemed at the issuer’s option or at the option of the holders;

•	any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on or any additional amounts with respect to the debt securities;

•	whether the debt securities will be convertible into common shares or preferred shares of Everest Group and/or exchangeable for other securities of Everest Group or Everest Holdings and, if so, the terms and conditions upon which the debt securities will be so convertible or exchangeable;

•	whether the debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	whether the debt securities will be secured or unsecured obligations of the issuer;

•	whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

•	in the case of debt securities issued by Everest Holdings, the provisions, if any, relating to our guarantee of Everest Holdings’ debt securities;

•	any additions to the events of default or covenants of the issuer with respect to the debt securities; and

•	any other material terms of the debt securities.

The issuer will have the ability under the indentures to “reopen” a previously issued series of the debt securities and issue additional debt securities of that series or establish additional terms of that series. The issuer is also permitted to issue debt securities with the same terms as previously issued debt securities.

The issuer may offer and sell the debt securities at a substantial discount below their principal amount and the indentures do not provide any limit on the amount by which the issuer may discount the debt securities. The applicable prospectus supplement will describe the special United States federal income tax and other considerations, if any, applicable to the discounted debt securities. In addition, the applicable prospectus supplement may describe special United States federal income tax or other considerations, if any, applicable to any debt securities that are denominated in a currency or currency unit other than U.S. dollars.

Unless the applicable prospectus supplement states otherwise, the issuer will only issue the debt securities in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000, and there will be no service charge for any registration of transfer or exchange of the debt securities. We may, however, require payment to cover any tax or other governmental charge payable in connection with the registration or transfer. Unless otherwise provided in the applicable prospectus supplement and operative documents, interest may be paid by check mailed to the persons entitled to the interest at their addresses appearing on the security register or by wire transfer to an account maintained by the payee with a bank located in the United States and will be payable on any interest payment date to the persons in whose name the debt securities are registered at the close of business on the regular record date with respect to each interest payment date. In the case of wire transfers, acceptable wire transfer instructions must be received at least 16 days prior to the applicable payment date.

Interest on the debt securities in connection with a redemption, whether the redemption is before or after the regular record date, will be payable to the persons in whose names the debt securities are registered on the redemption date, unless the redemption date is on an interest payment date. If the redemption date is on an interest payment date, interest on the debt securities will be payable to the persons in whose names the debt securities were registered on the next preceding regular record date. All paying agents initially designated by the issuer for the debt securities will be named in the applicable prospectus supplement and operative documents. The issuer may, at any time, designate additional paying agents or rescind the designation of any additional paying agent or approve a change in the office through which any paying agent acts, except that the issuer will be required to maintain a paying agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable.

Everest Group and Everest Holdings have appointed the trustee as security registrar. Unless otherwise provided in the applicable prospectus supplement and operative documents, the debt securities may be presented for transfer, duly endorsed or accompanied by a written instrument of transfer, if so required by the issuer or the security registrar, or exchanged for other debt securities of the same series, containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount, at the office or agency maintained by the issuer for these purposes, which shall initially be the corporate trust office of the trustee. Any registration, transfer or exchange will be made without service charge, but the issuer may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. The issuer will not be required to:

•	issue, register the transfer of, or exchange any debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of debt securities of that series or tenor and ending at the close of business on the day of the mailing;

•	register the transfer of or exchange any debt security so selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part; or

•	register the transfer of or exchange any debt security which, in accordance with its terms, has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be so repaid.

The debt securities may be represented in whole or in part by one or more global debt securities registered in the name of a depository or its nominee and, if so represented, interests in the global debt security will be shown on, and transfers thereof will be effected only through, records maintained by the designated depositary and its participants as described below. Where the debt securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special United States federal income tax considerations, applicable to the debt securities and to payment on and transfer and exchange of the debt securities will be described in the applicable prospectus supplement and operative documents.

Unless otherwise described in the applicable prospectus supplement and operative documents, the indentures do not contain any provisions that would limit the issuer’s ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a sudden and significant decline in the issuer’s credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving the issuer. Accordingly, the issuer could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect its capital structure or credit rating. You should refer to the applicable prospectus supplement and operative documents for information regarding additions to the events of default described below or covenants contained in the indentures, including any addition of a covenant or other provisions providing event risk or similar protection.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement and operative documents.

The specific terms of the depositary arrangement with respect to the debt securities will be described in the applicable prospectus supplement and operative documents. Everest Group and Everest Holdings anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security. The accounts will be designated by the underwriters or agents with respect to the debt securities or by the issuer if the debt securities are offered and sold directly by the issuer. Ownership of beneficial interests in a global security will be limited to persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee, with respect to interests of participants, and on the records of participants, with respect to interests of persons other than participants. The laws of some states require that some purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names and will not receive or be entitled to receive physical delivery of the debt securities in definitive form.

Principal of, any premium and interest on, and any additional amounts with respect to, the debt securities registered in the name of a depositary or its nominee will be paid to the depositary or its nominee, as the case may be, as the registered owner of the global security representing the debt securities. None of the trustee, any paying agent, the security registrar or the issuer will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Everest Group and Everest Holdings expect that the depositary or its nominee, upon receipt of any payment with respect to the debt securities, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for the debt securities as shown on the records of the depositary or its nominee. Everest Group and Everest Holdings also expect that payments by participants to owners of beneficial interests in the global security held through its participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of the participants.

The indentures provide that if:

•	the depositary for a series of the debt securities notifies the issuer that it is unwilling or unable to continue as depositary or if the depositary ceases to be eligible under the applicable indenture and, in each case, a successor depositary is not appointed by the issuer within 90 days of written notice;

•	the issuer determines (subject to the procedures of the depositary) that the debt securities of a series will no longer be represented by global securities and executes and delivers to the trustee a company order to this effect; or

•	an event of default with respect to a series of the debt securities has occurred and is continuing, the global securities will be exchanged for the debt securities of that series in definitive form of like tenor and of an equal aggregate principal amount in authorized denominations. The definitive debt securities will be registered in the name or names as the depositary shall instruct the trustee. It is expected that these instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global securities.

Guarantee of Everest Holdings Debt Securities by Everest Group

If provided for in the applicable prospectus supplement and operative documents, Everest Group will fully and unconditionally guarantee all obligations with respect to any series of debt securities issued by Everest Holdings. Unless provided otherwise in the applicable prospectus supplement and operative documents, each Everest Group debt security guarantee will be unsecured indebtedness of Everest Group and will rank equally with all of Everest Group’s other unsecured indebtedness. Each Everest Group debt security guarantee may rank equally with or senior or subordinate to Everest Group’s other indebtedness. As a result, in the event of Everest Group’s bankruptcy, liquidation or reorganization or upon acceleration of any series of debt securities due to an event of default, Everest Group’s assets will be available to pay its obligations on the Everest Group debt security guarantee only after all secured indebtedness and other indebtedness senior to the guarantee has been paid in full in cash or other payment satisfactory to the holders of the secured and senior indebtedness has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the Everest Group debt securities guarantees. Each Everest Group debt security guarantee will also effectively subordinated to the indebtedness and other liabilities of Everest Group’s subsidiaries.

Unless provided otherwise in the applicable prospectus supplement and operative documents, each Everest Group debt security guarantee will constitute a guarantee of payment and not of collection. This means that the holder of the guaranteed security may sue Everest Group to enforce its rights under the Everest Group debt security guarantee without first suing any other person or entity.

Payment of Additional Amounts

Unless otherwise provided in the applicable prospectus supplement and operative documents, Everest Group will make all payments of principal and premium, if any, interest and any other amounts on, or in respect of, the debt securities issued by Everest Group and all payments under any Everest Group debt security guarantee without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges imposed or levied by or on behalf of Bermuda or any other jurisdiction in which Everest Group or any successor is organized or resident for tax purposes or any political subdivision or taxing authority of Bermuda or any of those other jurisdictions. If any withholding or deduction is required by law, Everest Group will, subject to specified limitations and exceptions described below or in the applicable prospectus supplement and operative documents, pay to the holder of any applicable debt securities any additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to the holder after the withholding or deduction will not be less than the amount provided for in the applicable indenture and debt security to be then due and payable.

Notwithstanding the foregoing, Everest Group will not be required to pay any additional amounts under the applicable indenture as a result of:

•	the imposition of any tax, fee, duty, assessment or governmental charge that would not have been imposed but for the fact that the holder or beneficial owner of the debt security was a resident, domiciliary or national of, or had other specified connections with, the relevant taxing jurisdiction or presented the debt security for payment in the relevant taxing jurisdiction unless it could not have been presented elsewhere;

•	the imposition of any tax, fee, duty, assessment or governmental charge that would not have been imposed but for the fact that the holder or beneficial owner of the debt security presented the debt security for payment more than 30 days after it was due and payable, except to the extent that the holder would have been entitled to the additional amounts if it had presented the debt security for payment on any day within that 30-day period;

•	any estate, inheritance, gift, sale, transfer, personal property or similar tax, fee, duty, assessment or other governmental charge; or

•	the imposition of any tax, fee, duty, assessment or governmental charge that would not have been imposed but for the fact that the holder or beneficial owner of the debt security failed to comply, within 90 days, with any reasonable request by Everest Group addressed to the holder or beneficial owner relating to the provision of information or the making of a declaration required by the taxing jurisdiction as a precondition to exemption from all or part of the tax, fee, duty, assessment or governmental charge.

In addition, Everest Group will not pay additional amounts with respect to any payment to any holder of a debt security where the beneficial owner of the debt security is a fiduciary or partnership to the extent that the payment would be included in the income for tax purposes of a beneficiary with respect to the fiduciary or a partner of the partnership that would not have been entitled to additional amounts if it had been the holder of the debt security.

Conversion and Exchange

The terms, if any, on which debt securities of any series are convertible into or exchangeable for common shares, preferred shares or other securities, whether or not issued by Everest Group or Everest Holdings, property or cash, or a combination of any of the foregoing, will be set forth in the applicable prospectus supplement and operative documents. These terms may include provisions for conversion on exchange, either mandatory, at the option of the holder or at the option of the issuer, in which the securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at the time as described in the applicable prospectus supplement and operative documents. Any conversion or exchange will comply with applicable law and the issuer’s organizational documents.

Consolidation, Amalgamation, Merger and Sale of Assets

Each indenture provides that the issuer may not consolidate or merge with or into another entity, or convey, transfer or lease its properties and assets substantially as an entirety to any entity or permit any entity to consolidate with or merge into the issuer or convey, transfer or lease its properties and assets substantially as an entirety to the issuer, unless:

•	the successor, if any, is a corporation, partnership or trust organized and existing under the laws of the United States of America, any state of the United States, the District of Columbia, Bermuda or the Cayman Islands and expressly assumes by supplemental indenture all of the issuer’s obligations under the indentures and the debt securities;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, will have happened and be continuing; and

•	the issuer delivers an officers’ certificate and an opinion of counsel to the indenture trustee, each stating that the transaction complies with the indenture and any supplemental indenture and the issuer has complied with all conditions precedent in the indenture and any supplemental indenture relating to the consolidation, merger, conveyance or transfer.

Upon the assumption by the successor of the issuer’s obligations under the applicable indenture and the related debt securities, the successor will succeed to and be substituted for the issuer under the applicable indenture, and the issuer will be relieved of all of its obligations, except in the case of a lease, under the applicable indenture and related debt securities.

Events of Default

Unless otherwise provided in a post-effective amendment to the registration statement of which this prospectus is a part, each of the following events will constitute an event of default under each indenture with respect to any series of debt securities issued under the indenture, whatever the reason for the event of default and whether it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

•	the issuer fails to pay principal of or any premium or additional amount on any debt securities of that series on its due date;

•	the issuer fails to pay any interest on any debt securities of that series within 30 days from its due date; provided, however, that the date on which the payment is due will be the date on which the issuer is required to make payment following any deferral of interest payments by the issuer under the terms of the debt securities;

•	the issuer fails to make any sinking fund payment on its due date;

•

the issuer fails to perform any of its covenants in the indenture, excluding a covenant not applicable to the affected series, for 60 days after the indenture trustee or the holders of at least 33% in principal amount of the outstanding debt securities of the series give the issuer written notice of the default and require that the issuer remedy the breach. However, the 60-day period may be extended by either the indenture trustee or the indenture trustee and the holders of at least the same principal amount of the outstanding debt securities of that series that had given notice of the default, and the indenture trustee or the indenture trustee and the holders, as the case may be, will be deemed to have agreed to an extension, if the issuer has initiated and is diligently pursuing corrective action;

•	the issuer files for bankruptcy or other events of bankruptcy, insolvency or reorganization occur; or

•	any other event of default specified in the applicable prospectus supplement occurs.

If an event of default with respect to the debt securities of any series occurs and is continuing, then the indenture trustee or holders of not less than 33% in principal amount of the outstanding debt securities of that series may, by written notice to the issuer, and to the indenture trustee if given by the holders, declare the unpaid principal amount and accrued interest, or a lesser amount as may be provided for in the debt securities of the series, of all outstanding debt securities of the series to be due and payable immediately.

At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and specified other provisions of the applicable indenture, the holders of a majority in aggregate principal amount of the debt securities of a series may, under specified circumstances, rescind and annul an acceleration and its consequences if:

•	the issuer deposits with the indenture trustee funds sufficient to pay all overdue principal of and premium and interest on the debt securities and other amounts due the debt securities trustee and, to the extent that payment of the interest is lawful, interest on the overdue interest; and

•	all existing events of default with respect to the debt securities have been cured or waived, except non-payment of principal or interest on the debt securities that has become due solely because of the acceleration.

The holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the indenture trustee or to direct the exercise of any trust or power conferred on the indenture trustee with respect to the debt securities of that series.

No holder of a debt security of any series will have any right to institute a proceeding with respect to the indenture for the appointment of a receiver or for any remedy under the indenture unless:

•	that holder has previously given the indenture trustee written notice that an event of default with respect to the debt securities of that series has occurred and is continuing;

•	the holders of a majority in principal amount of the outstanding debt securities of that series have made written request to institute the proceeding;

•	the holder or holders have offered reasonable indemnity to the indenture trustee;

•	the indenture trustee has failed to institute the proceeding for 60 days after receipt of the notice and offer of indemnity; and

•	the indenture trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written request for 60 days after receipt of the notice and offer of indemnity.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any premium and interest on that debt security on its maturity date, or, in the case of redemption, the date of redemption, and to institute suit for the enforcement of any payment.

Notice of Default

Each indenture provides that, if an event occurs which is or would become an event of default with respect to any series of the debt securities, and the indenture trustee knows of the event, the indenture trustee will mail to the holders of the affected debt securities a notice of the default within 90 days, unless the default has been cured or waived by the holders of the affected debt securities. However, except in the case of a default in the payment of any amounts due on any debt security of a series, the indenture trustee may withhold notice if and so long as the issuer’s board of directors and/or responsible officers of the indenture trustee determine in good faith that withholding the notice is in the interest of the holders of the affected debt securities. In addition, if the issuer defaults on any series of the debt securities by failing to comply with or perform any of its agreements, covenants or warranties applicable to those debt securities, no notice will be given until at least 30 days after the default occurs.

Under each indenture, the issuer is required to furnish annually to the indenture trustee an officers’ certificate to the effect that, to the best knowledge of the officers providing the certificate, it is not in default under the indenture or, if there has been a default, specifying the default and its status.

Modification

The issuer and the indenture trustee may amend or modify any of the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification voting as a class. No amendment or modification may, however, without the consent of the holder of each outstanding debt securities affected by the amendments or modifications:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, or any additional amounts with respect to, any debt security;

•	reduce the principal amount of, the rate of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any debt security;

•	reduce the amount of principal of any debt security due and payable upon acceleration of the maturity of the debt security;

•	change the place of payment or currency of payment of principal of or any premium or interest on, or any additional amounts with respect to, any debt security;

•	impair the right to institute suit for the enforcement of any payment on any debt security on or after the stated maturity or date of redemption; or

•	reduce the percentage in principal amount of the debt securities of any series, the consent of whose holders is required to amend or modify the indenture, to waive compliance with specific provisions of the indenture or to waive specific defaults.

No supplemental indenture may directly or indirectly modify or eliminate the subordination provisions of the subordinated indentures in any manner that might terminate or impair the subordination of the subordinated debt securities to senior indebtedness without the prior written consent of the holders of the senior indebtedness.

In addition, the issuer and the indenture trustee may, without the consent of any of the holders of the debt securities, execute supplemental indentures to:

•	create new series of debt securities;

•	provide for the issuer’s successor pursuant to a consolidation, amalgamation, merger or sale of assets;

•	provide additional covenants or events of defaults for the benefit of the holders of the debt securities;

•	secure the debt securities;

•	provide for a successor trustee with respect to debt securities of all or any series;

•	cure any ambiguity, defect or inconsistency in the indenture; and

•	make other changes that do not adversely affect the interests of the holders of the debt securities in any material respect, as well as for various other purposes.

Waiver of Covenants and Defaults

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive, for that series, the issuer’s compliance with any restrictive covenants included in any supplemental indenture. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series with respect to which a default has occurred and is continuing may waive the default for that series, other than a default in the payment of principal of, or any premium or interest on, any debt security of that series or a default with respect to a covenant or provisions that cannot be amended or modified without the consent of the holder of each outstanding debt security affected.

Defeasance and Covenant Defeasance

The indentures provide, unless the terms of the particular series of debt securities provides otherwise, the issuer may cause itself to be:

•	discharged from its obligations with respect to any debt securities or series of debt securities, which we refer to as defeasance; and

•	released from its obligations under any restrictive covenants included in any supplemental indenture with respect to any debt securities or series of debt securities, which we refer to as covenant defeasance.

The indentures permit defeasance with respect to any debt securities of a series even if a prior covenant defeasance has occurred with respect to the debt securities of that series. Following a defeasance, payment of the debt securities defeased may not be accelerated because of an event of default. Following a covenant defeasance, payment of the debt securities may not be accelerated by reference to the covenants affected by the covenant defeasance. However, if an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities, since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

Upon a defeasance, the following rights and obligations will continue:

•	the rights of the holders of the debt securities of any series to receive from the trust established in connection with the defeasance payments of the principal of, any premium and interest on, and any additional amounts with respect to, the debt securities when payments are due;

•	the issuer’s obligations regarding the registration, transfer and exchange of the debt securities of any series;

•	the issuer’s obligation to maintain an office or agency in each place of payment; and

•	the survival of the indenture trustee’s rights, powers, trusts, duties and immunities under the indenture.

In connection with any defeasance or covenant defeasance, the issuer must irrevocably deposit with the indenture trustee, in trust, money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient money to pay the principal of, premium and interest on, and any additional amounts with respect to, the debt securities on the maturity dates or upon redemption.

In connection with a defeasance or covenant defeasance, the issuer must deliver to the indenture trustee:

•	an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. This opinion, in the case of a defeasance, must refer to and be based upon a ruling of the IRS or a change in applicable federal income tax law occurring after the date of the indenture;

•	an officers’ certificate confirming that any debt securities then listed on any securities exchange will not be delisted; and

•	an officers’ certificate and an opinion of counsel, each stating that the issuer has complied with all conditions precedent.

In addition, the following conditions must be true:

•	no event will have occurred and be continuing which is or would become an event of default;

•	the defeasance or covenant defeasance will not cause the indenture trustee to have a conflicting interest under the Trust Indenture Act;

•	the defeasance or covenant defeasance will not cause the trust to become an investment company under the Investment Company Act unless it is properly registered under that Act or exempt from registration; and

•	proper notice of the redemption date, if applicable, will have been given.

Subordination of the Subordinated Debt Securities

Subordinated debt securities issued by an issuer will, to the extent set forth in the applicable subordinated indenture, be subordinate in right of payment to the prior payment in full of all senior indebtedness of the issuer, whether outstanding at the date of the subordinated indenture or incurred after that date. In the event of:

•	any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the issuer or to its creditors, as such, or to its assets; or

•	any voluntary or involuntary liquidation, dissolution or other winding up of the issuer, whether or not involving insolvency or bankruptcy; or

•	any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the issuer, then the holders of senior indebtedness of the issuer will be entitled to receive payment in full of all amounts due or to become due on or in respect of all its senior indebtedness, or provision will be made for the payment in cash, before the holders of the subordinated debt securities of the issuer are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities. The holders of senior indebtedness of the issuer will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the issuer being subordinated to the payment of its subordinated debt securities, which may be payable or deliverable in respect of its subordinated debt securities in any case, proceeding, dissolution, liquidation or other winding up event.

By reason of subordination, in the event of liquidation or insolvency of the issuer, holders of senior indebtedness of the issuer and holders of other obligations of the issuer that are not subordinated to its senior indebtedness may recover more ratably than the holders of subordinated debt securities of the issuer. As of September 30, 2005, Everest Group had no secured indebtedness outstanding. As of September 30, 2005, Everest Holdings had no secured indebtedness outstanding and approximately $449.0 million of unsecured senior indebtedness outstanding, which would rank senior in priority to any other subordinated securities issued by Everest Holdings, and $546.4 million of subordinated indebtedness outstanding that would rank equal in priority with any subordinated debt securities issued by Everest Holdings.

Subject to the payment in full of all senior indebtedness of the issuer, the rights of the holders of subordinated debt securities of the issuer will be subrogated to the rights of the holders of its senior indebtedness to receive payments or distributions of cash, property or securities of the issuer applicable to its senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, its subordinated debt securities have been paid in full.

No payment of principal, including redemption and sinking fund payments, of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities of the issuer, or payments to acquire these securities, other than pursuant to their conversion, may be made:

•	if any senior indebtedness of the issuer is not paid when due and any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist, or

•	if the maturity of any senior indebtedness of the issuer has been accelerated because of a default.

The subordinated indentures do not limit or prohibit the issuer from incurring additional senior indebtedness, which may include indebtedness that is senior to its subordinated debt securities, but subordinate to the issuer’s other obligations.

The subordinated indentures provide that these subordination provisions, insofar as they relate to any particular issue of subordinated debt securities by the issuer, may be changed prior to the issuance. Any change would be described in the applicable prospectus supplement and operative documents.

New York Law to Govern

The indentures and the debt securities will be governed by the laws of the State of New York.

Information Concerning the Trustee

JPMorgan Chase Bank, N.A., which is the indenture trustee under all of the indentures, also serves as property trustee and guarantee trustee with respect to the preferred securities issued by Everest Capital Trust. Everest Group and/or Everest Holdings and some of their affiliates maintain banking relationships with JPMorgan Chase Bank, N.A. and its affiliates in the ordinary course of business.

DESCRIPTION OF THE WARRANTS

General

Everest Group may issue warrants to purchase its common shares, preferred shares, debt securities or any combination of these securities. These warrants may be issued independently or together with any underlying securities and may be attached or separate from the underlying securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Everest Group and a warrant agent. The warrant agent will act solely as agent for the issuer in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The applicable prospectus supplement and operative documents relating to the warrants will describe the specific terms of the warrants, including:

•	the title of the warrants;

•	the number of warrants;

•	the price at which the warrants will be issued;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	any call or put provisions of the warrants;

•	any anti-dilution provisions of the warrants; and

•	any other material terms of the warrants.

Warrant certificates will be exchangeable for new warrant certificates of different denominations, and warrants will be exercisable at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement and operative documents. Prior to the exercise of their warrants, holders of warrants exercisable for common shares or preferred shares will not have any rights of holders of the common shares or preferred shares purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the common shares or preferred shares purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal, premium, if any, or interest on or additional amounts with respect to the debt securities purchasable upon such exercise.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement and operative documents. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement and operative documents. After the close of business on the expiration date, unexercised warrants will become void.

Warrants will be exercisable as set forth in the applicable prospectus supplement and operative documents. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, the issuer will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights; Governing Law

The holders of the warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against the issuer to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by the laws of the State of New York.

DESCRIPTION OF THE SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

Everest Group may issue share purchase contracts that obligate holders to purchase from Everest Group, and obligate Everest Group to sell to the holders, a specified or varying number of common shares or preferred shares at a future date or dates. Alternatively, the share purchase contracts may obligate Everest Group to purchase from the holders, and obligate the holders to sell to Everest Group, a specified or varying number of common shares or preferred shares at a future date or dates. The price per common share or preferred share, as the case may be, may be fixed at the time the share purchase contracts are entered into or may be determined by reference to a specific formula contained in the share purchase contracts. Any share purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to the share purchase contract upon the occurrence of specified events.

The share purchase contracts may be issued separately or as a part of units consisting of a share purchase contract and common shares, preferred shares, debt securities, trust preferred securities, other share purchase contracts or debt obligations of third parties, including U.S. Treasury securities, securing the holders’ obligations to purchase or sell the common shares or preferred shares, as the case may be, under the share purchase contracts.

Share purchase contracts may require Everest Group to make periodic payments to the holders of the units or vice versa, and these payments may be unsecured or prefunded and may be paid a current or deferred basis. The share purchase contracts may require holders to secure their obligations under the contracts in a specified manner.

The applicable prospectus supplement and operative documents will describe the specific terms of any share purchase contracts or units.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

The preferred securities of Everest Capital Trust will be issued pursuant to an amended and restated trust agreement between Everest Holdings and JPMorgan Chase Bank, N.A., as the property trustee, Chase Bank USA, National Association, as the Delaware trustee, the three administrative trustees and the holders from time to time of Everest Capital Trust preferred and common securities. The original trust agreement and the amended and restated trust agreement have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part. An amended and restated trust agreement will be executed each time that we issue any preferred securities and will be filed with the SEC on Form 8-K or by a post-effective amendment to the registration statement of which this prospectus is a part. The amended and restated trust agreement has been qualified under the Trust Indenture Act of 1939. The terms of the preferred securities of Everest Capital Trust will include those stated in the amended and restated trust agreement and those made part of the amended and restated trust agreement by reference to the Trust Indenture Act.

General

The trust agreement authorizes the administrative trustees to issue on behalf of Everest Capital Trust one series of preferred securities that have the terms described in a prospectus supplement. The proceeds from the sale of Everest Capital Trust’s preferred and common securities will be used to purchase a series of Everest Holdings’ junior subordinated debt securities. The junior subordinated debt securities will be held in trust by the property trustee for the benefit of the holders of the preferred and common securities.

The terms of the preferred securities of Everest Capital Trust will mirror the terms of the junior subordinated debt securities held by Everest Capital Trust. The assets of Everest Capital Trust available for distribution to the holders of its preferred securities generally will be limited to payments from Everest Holdings under the series of junior subordinated debt securities held by Everest Capital Trust. If Everest Holdings fails to make a payment on the junior subordinated debt securities, Everest Capital Trust will not have sufficient funds to make related payments, including distributions, on its preferred securities.

Under the preferred securities guarantees, Everest Holdings will agree to make payments of distributions and payments on redemption or liquidation with respect to preferred securities of Everest Capital Trust, but only to the extent the trust has funds available to make those payments and has not made the payments. Everest Group may also guarantee Everest Holdings’ obligations under the preferred securities guarantees. See “Description of the Trust Preferred Securities Guarantees.” The preferred securities guarantees, when taken together with Everest Holdings’ obligations under the junior subordinated debt securities, the junior subordinated indenture, the trust agreement and the expense agreements described below, will provide a full and unconditional guarantee by Everest Holdings of amounts due on the preferred securities issued by Everest Capital Trust.

The preferred securities issued by Everest Capital Trust will be “investment grade securities” because at least one nationally recognized statistical rating organization will have rated the securities in one of its generic rating categories which signifies “investment grade.”

The prospectus supplement relating to the preferred securities of Everest Capital Trust will describe the specific terms of the preferred securities, including:

•	the title of the preferred securities;

•	the dollar amount and number of preferred securities issued;

•	the annual distribution rate, or method of determining the rate, of distributions on the preferred securities, and the date or dates from which any distributions will accrue;

•	the payment date and the record date used to determine the holders who are to receive distributions;

•	the right, if any, to defer distributions on the preferred securities upon extension of the interest payment periods of the related junior subordinated debt securities;

•	the trust’s obligation, if any, to redeem or purchase the preferred securities and the terms and conditions on which the preferred securities may be redeemed or purchased pursuant to any obligation;

•	the terms and conditions, if any, on which the preferred securities may be redeemed at the trust’s option or at the option of the holders;

•	the terms and conditions, if any, upon which the related junior subordinated debt securities may be distributed to holders of the preferred securities;

•	the voting rights, if any, of the holders of the preferred securities;

•	whether the preferred securities are to be issued in the form of one or more global certificates and, if so, the depository for the global certificates; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of the preferred securities.

The prospectus supplement will describe the relevant United States federal income tax considerations applicable to the purchase, holding and disposition of the series of preferred securities.

Liquidation Distribution Upon Dissolution

Unless otherwise specified in an applicable prospectus supplement and operative documents, the trust agreement states that Everest Capital Trust will be dissolved:

•	on the expiration of the term of the trust;

•	upon the bankruptcy, dissolution or liquidation of Everest Holdings;

•	upon the direction of Everest Holdings to the property trustee to dissolve the trust, after satisfaction of liabilities of the trust as required by applicable law, and distribution of the related junior subordinated debt securities directly to the holders of the preferred and common securities of the trust in exchange for the preferred securities;

•	upon the redemption of all of the preferred securities of the trust in connection with the redemption of all of the related junior subordinated debt securities; or

•	upon entry of a court order for the dissolution of the trust.

Unless otherwise specified in an applicable prospectus supplement and operative documents, in the event of a dissolution as described above other than in connection with redemption, after Everest Capital Trust satisfies all liabilities to its creditors as provided by applicable law, each holder of the preferred or common securities will be entitled to receive:

•	the related junior subordinated debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the preferred or common securities held by the holder; or

•	if any distribution of the related junior subordinated debt securities is determined by the property trustee not to be practical, cash equal to the aggregate liquidation amount of the preferred or common securities held by the holder, plus accumulated and unpaid distributions to the date of payment.

If Everest Capital Trust cannot pay the full amount due on its preferred and common securities because insufficient assets are available for payment, then the amounts payable by the trust on its preferred and common securities will be paid on a pro rata basis. However, if an event of default under the junior subordinated indenture has occurred and is continuing with respect to any series of related junior subordinated debt securities, the total amounts due on the preferred securities will be paid before any distribution on the common securities.

Events of Default

The following will be events of default under the trust agreement:

•	an event of default under the junior subordinated indenture occurs with respect to any series of related junior subordinated debt securities; or

•	any other event of default specified in the applicable prospectus supplement or the trust agreement occurs.

For so long as any preferred securities of Everest Capital Trust remain outstanding, if an event of default with respect to a series of related junior subordinated debt securities occurs and is continuing under the junior subordinated indenture, and the junior subordinated indenture trustee or the holders of not less than 33% in principal amount of the related junior subordinated debt securities outstanding fail to declare the principal amount of all of such junior subordinated debt securities to be immediately due and payable, the holders of at least 33% in aggregate liquidation amount of the outstanding preferred securities of the trust will have the right to declare the principal amount immediately due and payable by providing notice to Everest Holdings, the property trustee and the junior subordinated indenture trustee.

At any time after a declaration of acceleration has been made with respect to a series of related junior subordinated debt securities and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in liquidation amount of the preferred securities of Everest Capital Trust may rescind any declaration of acceleration with respect to the related junior subordinated debt securities and its consequences if:

•	the issuer of the related junior subordinated debt securities deposits with the trustee funds sufficient to pay all overdue principal of and premium and interest on the related junior subordinated debt securities and other amounts due to the junior subordinated indenture trustee and the property trustee and any accrued additional interest on the related junior subordinated debt securities; and

•	all existing events of default with respect to the related junior subordinated debt securities have been cured or waived except non-payment of principal on the related junior subordinated debt securities that has become due solely because of the acceleration.

The holders of a majority in liquidation amount of the preferred securities of Everest Capital Trust may waive any past default under the junior subordinated indenture with respect to related junior subordinated debt securities, other than a default in the payment of the principal of, or any premium or interest on, any related junior subordinated debt securities or a default with respect to a covenant or provision that cannot be amended or modified without the consent of the holder of each outstanding related junior subordinated debt security affected. In addition, except as otherwise provided in the trust agreement, the holders of at least a majority in liquidation amount of the preferred securities of Everest Capital Trust may waive a past default under the trust agreement.

The holders of a majority in liquidation amount of the preferred securities of Everest Capital Trust shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the property trustee or to direct the exercise of any trust or power conferred on the property trustee under the trust agreement.

For so long as any preferred securities of Everest Capital Trust remain outstanding and to the fullest extent permitted by law and subject to the terms of the trust agreement and indenture, a holder of preferred securities of Everest Capital Trust may institute a legal proceeding directly against the issuer of the related junior subordinated debt securities, without first instituting a legal proceeding against the property trustee or any other person or entity, for enforcement of payment to the holder of principal and any premium or interest on the junior subordinated debt securities of the related series having a principal amount equal to the aggregate liquidation amount of the preferred securities of the holder if Everest Holdings fails to pay principal and any premium or interest on the related series of junior subordinated debt securities when payable.

Everest Holdings and the administrative trustees of Everest Capital Trust are required to furnish annually to the property trustee certificates to the effect that, to the best knowledge of the individuals providing the certificates, Everest Holdings and the trust are not in default under the trust agreement, or if there has been a default, specifying the default and its status.

Consolidation, Merger or Amalgamation of Everest Capital Trust

Everest Capital Trust may not consolidate or merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any entity, except as described below or as described in “Liquidation Distribution Upon Dissolution.” At the request of the holders of the common securities, Everest Capital Trust may, without the consent of the holders of the outstanding preferred securities, consolidate, amalgamate, or merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized under the laws of any state if:

•	the successor entity either:

•	expressly assumes all of the obligations of the trust relating to its preferred securities; or

•	substitutes for the trust’s preferred securities other securities having substantially the same terms as the preferred securities, so long as the substituted successor securities rank the same as the preferred securities for distributions and payments upon liquidation, redemption and otherwise;

•	Everest Holdings appoints a trustee of the successor entity to hold the junior subordinated debt securities who has substantially the same powers and duties as the property trustee of the trust;

•	the preferred securities of the trust are listed, or any substituted successor securities will be listed upon notice of issuance, on the same national securities exchange or interdealer quotation system on which the preferred securities are then listed, if any;

•	the merger event does not cause the preferred securities or any substituted successor securities to be downgraded by any national rating agency;

•	the merger event does not adversely affect the rights, preferences and privileges of the holders of the preferred securities or any substituted successor securities in any material respect;

•	the successor entity has a purpose substantially identical to that of the trust; and

•	prior to the merger event, Everest Holdings has received an opinion of counsel stating that:

•	the merger event does not adversely affect the rights, preferences and privileges of the holders of the trust’s preferred securities or any successor securities in any material respect;

•	following the merger event, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

•	Everest Holdings or its permitted transferee owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the substituted successor securities at least to the extent provided under the preferred securities guarantee.

In addition, unless all of the holders of the preferred securities of Everest Capital Trust approve otherwise, the trust may not consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into or replace it if the transaction would cause the trust or the successor entity to be taxable as a corporation or classified other than as a grantor trust for United States federal income tax purposes or cause the junior subordinated debt securities to be treated as other than indebtedness of Everest Holdings for United States income tax purposes.

Voting Rights

Unless otherwise specified in the prospectus supplement, the holders of the preferred securities of Everest Capital Trust will not have any voting rights except as discussed below and under “—Amendment of Trust Agreement” and “Description of the Trust Preferred Securities Guarantees—Amendments and Assignment,” and as otherwise required by law.

If any proposed amendment to the trust agreement provides for, or the trustees of the trust otherwise propose to effect:

•	any action that would adversely affect the powers, preferences or special rights of the preferred securities of the trust in any material respects, whether by way of amendment to the trust agreement or otherwise; or

•	the dissolution, winding-up or termination of the trust other than pursuant to the terms of the trust agreement,

then the holders of the outstanding preferred securities of the trust as a class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will be effective only if approved by the holders of at least a majority in aggregate liquidation amount of the preferred securities of the trust.

So long as any junior subordinated debt securities are held by the property trustee on behalf of Everest Capital Trust, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of the preferred securities, the trustees of the trust may not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the junior subordinated indenture trustee for any related junior subordinated debt securities or direct the exercise of any trust or power conferred on the property trustee with respect to the junior subordinated debt securities;

•	waive any past default that is waivable under the junior subordinated indenture with respect to any related junior subordinated debt securities;

•	cancel an acceleration of the principal of any related junior subordinated debt securities; or

•	consent to any amendment, modification or termination of the junior subordinated indenture or any related junior subordinated debt securities where consent is required.

However, if a consent under the junior subordinated indenture requires the consent of each affected holder of the related junior subordinated debt securities, then the property trustee must obtain the prior written consent of each holder of the preferred securities. In addition, before taking any of the foregoing actions, the property trustee must obtain an opinion of counsel experienced in such matters to the effect that, as a result of such actions, the trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes.

The property trustee will notify all preferred securities holders of Everest Capital Trust of any notice of default received from the junior subordinated indenture trustee with respect to the junior subordinated debt securities held by the trust.

Any required approval of the holders of the preferred securities of Everest Capital Trust may be given at a meeting of the holders of the preferred securities convened for the purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of securities are entitled to vote to be given to each holder of record of the preferred securities of Everest Capital Trust at the holder’s registered address at least 15 days and not more than 90 days before the meeting.

No vote or consent of the holders of securities will be required for Everest Capital Trust to redeem and cancel the securities in accordance with the trust agreement.

Notwithstanding that the holders of the preferred securities of Everest Capital Trust are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by Everest Holdings, the trustees of a trust or any affiliate of Everest Holdings or any trustees of Everest Capital Trust shall, for purposes of any vote or consent, be treated as if they were not outstanding. Preferred securities held by Everest Holdings or any of its affiliates may be exchanged for related junior subordinated debt securities at the election of the holder.

Amendment of the Trust Agreement

The trust agreement may be amended from time to time by Everest Holdings, the property trustee and the administrative trustees of the trust without the consent of the holders of the preferred securities of the trust to:

•	cure any ambiguity, correct or supplement any provision which may be inconsistent with any other provision or make provisions not inconsistent with any other provisions with respect to matters or questions arising under the trust agreement, in each case to the extent that the amendment does not adversely affect the interests of any holder of the preferred securities in any material respect; or

•	modify, eliminate or add to any provisions to the extent necessary to ensure that Everest Capital Trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes at all times that any trust securities are outstanding, to ensure that the junior subordinated debt securities held by Everest Capital Trust are treated as indebtedness of Everest Holdings for United States federal income tax purposes or to ensure that Everest Capital Trust will not be required to register as an investment company under the Investment Company Act, in each case to the extent that the amendment does not adversely affect the interests of any holder of the preferred securities in any material respect.

Other amendments to the trust agreement may be made by Everest Holdings, the property trustee, and the administrative trustees upon approval of the holders of a majority in aggregate liquidation amount of the outstanding preferred securities and receipt by the trustees of an opinion of counsel to the effect that the amendment will not cause the trust to be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes, affect the treatment of the junior subordinated debt securities held by the trust as indebtedness of Everest Holdings for United States federal income tax purposes or affect the trust’s exemption from status as an investment company under the Investment Company Act.

Notwithstanding the foregoing, without the consent of the affected holder of the common or preferred securities of Everest Capital Trust, the trust agreement may not be amended to:

•	change the amount or timing of any distribution on the common or preferred securities of the trust or otherwise adversely affect the amount of any distribution required to be made in respect of the securities as of a specified date; or

•	restrict the right of a holder of any securities to institute suit for the enforcement of any payment on or after the distribution date.

In addition, no amendment may be made to the trust agreement if the amendment would:

•	cause the trust to be taxable as a corporation or characterized as other than a grantor trust for United State’s federal income tax purposes;

•	cause the junior subordinated debt securities held by the trust to not be treated as indebtedness of Everest Holdings for United States federal income tax purposes;

•	cause the trust to be deemed to be an investment company required to be registered under the Investment Company Act; or

•	impose any additional obligation on Everest Holdings or any administrative trustee of the trust without its consent.

Removal and Replacement of Trustees

The holder of Everest Capital Trust’s common securities may remove or replace any of the administrative trustees and, unless an event of default has occurred and is continuing under the junior subordinated indenture, the property and Delaware trustees of the trust. If an event of default has occurred and is continuing under the junior subordinated indenture, only the holders of at least a majority in aggregate liquidation amount of the trust’s preferred securities may remove or replace the property and Delaware trustees. The resignation or removal of any trustee will be effective only upon the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.

Merger or Consolidation of Trustees

Any entity into which the property trustee or the Delaware trustee or any administrative trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the trustee, shall be the successor of the trustee under the trust agreement; provided, however, that the entity shall be otherwise qualified and eligible.

Information Concerning the Property Trustee

For matters relating to compliance with the Trust Indenture Act, the property trustee will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. The property trustee, other than during the occurrence and continuance of an event of default under the trust agreement, undertakes to perform only the duties as are specifically set forth in the trust agreement and, after an event of default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers given it by the trust agreement at the request of any holder of the preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur.

JPMorgan Chase Bank, N.A., which is the property trustee for Everest Capital Trust, also serves as the guarantee trustee under the preferred securities guarantees described below. Everest Group, Everest Holdings and certain of our affiliates maintain banking relationships with JPMorgan Chase Bank, N.A.

Miscellaneous

The administrative trustees of Everest Capital Trust are authorized and directed to conduct the affairs of and to operate each trust in such a way that:

•	it will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes;

•	the junior subordinated debt securities held by it will be treated as indebtedness of Everest Holdings for United States federal income tax purposes; and

•	it will not be deemed to be an investment company required to be registered under the Investment Company Act.

The administrative trustees of Everest Capital Trust are each authorized to take any action, so long as it is consistent with applicable law, the certificate of trust and the trust agreement and does not adversely affect in any material respect the interests of Everest Holdings, that such administrative trustee determines to be necessary or desirable for the above purposes.

Registered holders of the preferred securities have no preemptive or similar rights.

Everest Capital Trust may not incur indebtedness or place a lien on any of its assets.

Governing Law

The trust agreement and the preferred securities of Everest Capital Trust will be governed by the laws of the State of Delaware.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEES

Concurrently with the issuance by Everest Capital Trust of its preferred securities, a preferred securities guarantee will be issued pursuant to a guarantee agreement between Everest Holdings, as guarantor, and JPMorgan Chase Bank, N.A., as the guarantee trustee. Everest Group may also guarantee Everest Holdings’ obligations under the preferred securities guarantees. The guarantee agreements have been filed as an exhibit to the registration statement of which this prospectus is a part. The guarantee agreements have been qualified under the Trust Indenture Act of 1939. The terms of the preferred securities guarantees will include those stated in the guarantee agreements and those made part of the guarantee agreements by reference to the Trust Indenture Act.

The guarantee agreements will be held by the guarantee trustee for the benefit of the holders of preferred securities of the trusts.

General

The guarantor will irrevocably and unconditionally agree to pay in full, to the holders of the preferred securities of Everest Capital Trust, the guarantee payments described below, except to the extent previously paid. The guarantor will pay the guarantee payments when and as due, regardless of any defense, right of set-off or counterclaim that Everest Capital Trust may have or assert. The following payments, to the extent not paid by the trust, will be covered by each preferred securities guarantee:

•	any accumulated and unpaid distributions required to be paid on the preferred securities of the trust, to the extent the trust has funds available to make the payment;

•	the redemption price, to the extent that the trust has funds available to make the payment; and

•	upon a voluntary or involuntary termination, winding-up or liquidation of the trust, other than in connection with a distribution of related junior subordinated debt securities to holders of the preferred securities, the lesser of:

•	the aggregate of the liquidation amounts specified in the prospectus supplement for each preferred security plus all accumulated and unpaid distributions on the preferred security to the date of payment, to the extent the trust has funds available to make the payment; and

•	the amount of assets of the trust remaining available for distribution to holders of its preferred securities upon liquidation of such trust.

The guarantor’s obligation to make a guarantee payment may be satisfied by directly paying the required amounts to the holders of the preferred securities or by causing Everest Capital Trust to pay the amounts to the holders.

Each preferred securities guarantee will be subject to the subordination provisions described below and will not apply to the payment of distributions and other payments on the preferred securities when Everest Capital Trust does not have sufficient funds legally and immediately available to make the distributions or other payments.

Status of the Preferred Securities Guarantees

The preferred securities guarantees will constitute unsecured obligations of Everest Holdings, as guarantor, and may constitute unsecured obligations of Everest Group, as additional guarantor, and will rank:

•	subordinate and junior in right of payment to all of the guarantor’s other liabilities except those that rank equally or are subordinate by their terms; and

•	equal with any other preferred securities guarantee now or hereafter issued by the guarantor of the related junior subordinated debt securities on behalf of the holders of the preferred securities issued by any other trust.

If Everest Group guarantees the trust preferred securities, Everest Group will make all payments of principal of and premium, if any, interest and any additional amounts on, or in respect of, the trust preferred securities without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda or any other jurisdiction in which any of its successors under the applicable guarantee may be organized. See also “Description of the Debt Securities—Payment of Additional Amounts” above.

Each preferred securities guarantee will constitute a guarantee of payment and not of collection. This means that the holder of the guaranteed security may sue the guarantor to enforce its rights under the preferred securities guarantee without first suing any other person or entity.

Amendments and Assignment

No consent of the holders of the preferred securities of Everest Capital Trust will be required with respect to any changes to the related preferred securities guarantee that do not adversely affect the rights of the holders of the preferred securities in any material respect. Other amendments to each preferred securities guarantee may be made only with the prior approval of the holders of at least a majority in aggregate liquidation amount of the related preferred securities. All guarantees and agreements contained in the preferred securities guarantees will be binding on the guarantor’s successors, assigns, receivers, trustees and representatives and are for the benefit of the holders of the preferred securities.

Events of Default

An event of default under each preferred securities guarantee occurs if the guarantor fails to make any of its required payments or fails to perform any of its other obligations, and this failure continues for 30 days, under the preferred securities guarantee.

The holders of at least a majority in aggregate liquidation amount of the preferred securities of Everest Capital Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee relating to the related preferred securities guarantee or to direct the exercise of any trust or power given to the guarantee trustee under the preferred securities guarantee.

The holders of a majority in liquidation amount of preferred securities may waive any past event of default and its consequences under the related preferred securities guarantee.

Information Concerning Guarantee Trustee

The guarantee trustee under each preferred securities guarantee, other than during the occurrence and continuance of an event of default under the preferred securities guarantee, will perform only the duties that are specifically described in the preferred securities guarantee. After any event of default, the guarantee trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of its powers as described in a preferred securities guarantee at the request of any holder of preferred securities of Everest Capital Trust unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

JPMorgan Chase Bank, N.A., which is the guarantee trustee, also serves as the indenture trustee and the property trustee for Everest Capital Trust. Everest Group, Everest Holdings and certain of our affiliates maintain banking relationships with JPMorgan Chase Bank, N.A.

Termination of the Preferred Securities Guarantees

Each preferred securities guarantee will terminate once the related preferred securities are paid in full or redeemed in full or upon distribution of the related junior subordinated debt securities to the holders of the preferred securities in accordance with the trust agreement. Each preferred securities guarantee will continue to be effective or will be reinstated if at any time any holder of the related preferred securities must restore payment of any sums paid under the preferred securities or the preferred securities guarantee.

Governing Law

Each preferred securities guarantee will be governed by the laws of the State of New York.

Description of the Expense Agreements

Everest Holdings, as guarantor of Everest Capital Trust’s preferred securities, and Everest Group, if it is also a guarantor of the preferred securities, will execute an expense agreement at the same time that Everest Capital Trust issues any preferred securities. Under each expense agreement, the guarantor will irrevocably and unconditionally guarantee to each creditor of Everest Capital Trust the full amount of the trust’s costs, expenses and liabilities, other than the amounts owed to holders of its preferred and common securities pursuant to the terms of those securities. Third parties will be entitled to enforce the expense agreements. A form of the expense agreements has been filed as an exhibit to the registration statement of which this prospectus is a part.

The guarantor’s obligations under the expense agreements will be subordinated in right of payment to the same extent as the preferred securities guarantees. The expense agreements will contain provisions regarding amendment, termination, assignment, succession and governing law similar to those contained in the preferred securities guarantees.

RELATIONSHIP OF THE TRUST PREFERRED SECURITIES, THE

PREFERRED SECURITIES GUARANTEES AND THE DEBT

SECURITIES HELD BY EVEREST CAPITAL TRUST

Payments of distributions and redemption and liquidation payments due on the preferred securities of Everest Capital Trust, to the extent the trust has funds available for the payments, will be guaranteed by the guarantor to the extent described under “Description of the Trust Preferred Securities Guarantees.” No single document executed by the guarantor in connection with the issuance of the preferred securities will provide for a full, irrevocable and unconditional guarantee of the preferred securities. It is only the combined operation of the guarantor’s obligations under the preferred securities guarantees, the trust agreement, the junior subordinated indenture, the related junior subordinated debt securities and the expense agreements that has the effect of providing a full, irrevocable and unconditional guarantee of the trust’s obligations under the preferred securities.

As long as the issuer of the junior subordinated debt securities makes payments of interest and other payments when due on the junior subordinated debt securities held by Everest Capital Trust, the payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the preferred securities, primarily because:

•	the aggregate principal amount of the junior subordinated debt securities will be equal to the sum of the aggregate liquidation amounts of the preferred and common securities;

•	the interest rate and interest and other payment dates on the junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the preferred securities;

•	the guarantor has agreed to pay for any and all costs, expenses and liabilities of the trust, except the trust’s obligations under its preferred securities; and

•	the trust agreement provides that the trust will not engage in any activity that is inconsistent with its limited purposes.

If and to the extent that Everest Holdings does not make payments on the junior subordinated debt securities held by Everest Capital Trust, the trust will not have funds available to make payments of distributions or other amounts due on the preferred securities. In those circumstances, a holder of the preferred securities of the trust will not be able to rely upon the related preferred securities guarantee for payment of these amounts. Instead, the holder may directly sue the guarantor to collect its pro rata share of payments owed. If a holder sues the guarantor to collect payment, then the guarantor will assume the holder’s rights as a holder of preferred securities under the trust agreement to the extent the guarantor makes a payment to the holder in any legal action.

EXPERTS

The financial statements, financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting

LEGAL MATTERS

Conyers Dill & Pearman, Hamilton, Bermuda, will pass on the validity of securities issued by Everest Group. Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois, will pass upon the validity of the securities issued by Everest Holdings. Richards, Layton & Finger, P.A., Wilmington, Delaware, will pass upon the validity of the preferred securities issued by Everest Capital Trust. Additional legal matters may be passed upon for any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

ENFORCEMENT OF CIVIL LIABILITIES

Everest Group is organized under the laws of Bermuda. In addition, some of our directors or officers, as well as some of the experts named in this prospectus, reside outside of the United States. A substantial portion of our and their assets are located outside of the United States. It may be difficult for you to effect service of process within the United States on Everest Group and its directors, officers and experts who reside outside the United States or to enforce in the United States judgments of U.S. courts obtained in actions against Everest Group or its directors and officers, as well as the experts named in this prospectus, who reside outside the United States.

We have been advised by our Bermuda counsel, Conyers Dill & Pearman, that a judgment for the payment of money rendered by a court in the United States based on civil liability, including the civil liability provisions of the U.S. federal securities laws, would not be automatically enforceable in Bermuda. We also have been advised by Conyers Dill & Pearman that a Bermuda court would be likely to enforce a final and conclusive judgment in personam, which means a judgment against a specific person rather than against specific property, obtained in a court in the United States under which a sum of money is payable, other than a sum of money payable in respect of multiple damages, taxes or other charges of a similar nature or in respect of a fine or other penalty, provided that:

•	the U.S. court had proper jurisdiction over the parties subject to such judgment;

•	the U.S. court did not contravene the rules of natural justice of Bermuda;

•	the judgment of the U.S. court was not obtained by fraud;

•	the enforcement of the judgment would not be contrary to the public policy of Bermuda;

•	no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and

•	there is due compliance with the correct procedures under the laws of Bermuda.

We have been advised by Conyers Dill & Pearman that a U.S. investor cannot bring an original action before a Bermuda court against Everest Group, affiliates of Everest Group, the underwriters or any expert named in this prospectus based on U.S. legislation, including the U.S. federal securities laws, because U.S. legislation has no extraterritorial jurisdiction under Bermuda law and does not have force of law in Bermuda. However, we have also been advised by Conyers Dill & Pearman that a Bermuda court may impose civil liability, including the possibility of monetary damages, on Everest Group or its directors or officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to Bermuda public policy.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about Everest Group, Everest Holdings and Everest Capital Trust. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus.

Everest Group and Everest Holdings file reports, proxy statements and other information with the SEC under the Exchange Act. You can read and copy any of this information in the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like Everest Group and Everest Holdings, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for documents filed by Everest Group under the U.S. Securities Exchange Act of 1934 is 001-15731 and the SEC file number for documents filed by Everest Holdings under the U.S. Securities Exchange Act of 1934 is 033-71652.

Everest Group’s common shares are listed on the New York Stock Exchange and its trading symbol is “RE.” You can inspect reports, proxy statements and other information concerning Everest Group at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. For further information on obtaining copies of Everest Group’s public filings at the NYSE, you should call (212) 656-5060.

Incorporation by Reference

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below:

•	Everest Group’s Annual Report on Form 10-K for the year ended December 31, 2004;

•	Everest Holdings’ Annual Report on Form 10-K for the year ended December 31, 2004;

•	Everest Group’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	Everest Holdings’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	Everest Group’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

•	Everest Holdings’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

•	Everest Group’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005;

•	Everest Holdings’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2005;

•	our Current Report on Form 8-K filed on May 27, 2005;

•	our Current Report on Form 8-K filed on August 31, 2005 (only with respect to the disclosure pursuant to Items 1.01 and 9.01 and not with respect to the disclosure pursuant to Item 7.01 or the information included in Exhibit 99.1);

•	our Current Report on Form 8-K filed on September 22, 2005;

•	our Current Report on Form 8-K filed on October 6, 2005;

•	our Current Report on Form 8-K filed on October 12, 2005; and

•	the description of the common shares included in the Registration Statement on Form 8-A, dated March 8, 2000, filed under Section 12 of the Exchange Act.

All documents filed by Everest Group or Everest Holdings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

Upon request, we will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

Everest Global Services, Inc.

477 Martinsville Road

P.O. Box 830

Liberty Corner, New Jersey 07938-0830

Attention: Sanjoy Mukherjee

(908) 604-3000

Persons resident in Bermuda, for Bermuda exchange control purposes, may require the prior approval of the Bermuda Monetary Authority in order to acquire any offered securities.

A copy of this prospectus will be delivered to the Registrar of Companies in Bermuda for filing pursuant to the Companies Act 1981 of Bermuda upon an offering of securities hereunder by Everest Group. However, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for the correctness of any of the statements made or opinions expressed in this prospectus.

2,750,000 Shares

Everest Re Group, Ltd.

Common Shares

PROSPECTUS SUPPLEMENT

December 1, 2005

Wachovia Securities